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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CarMax, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CarMax, Inc.

Notice of 2007 Annual Meeting of

Shareholders and Proxy Statement

Dear Fellow CarMax Shareholders:

I cordially invite you to attend the 2007 Annual Meeting of CarMax, Inc. shareholders. The annual meeting this year will be held on Tuesday, June 26, 2007, at 8:30 a.m. EDT at The Richmond Marriott West Hotel, 4240 Dominion Boulevard, in Glen Allen, Virginia.

The attached proxy statement describes the items to be voted upon at the annual meeting. In addition to voting, we will review the company’s major developments from the prior fiscal year and answer your questions. We have also included a copy of the CarMax fiscal 2007 annual report to shareholders and a form of proxy or voting instruction card. We encourage you to read the annual report, which includes information regarding our operations and results.

Whether or not you will be attending the annual meeting, your vote is very important. Please vote. There are four ways that you can cast your ballot—by telephone, by Internet, by mailing your proxy card, or in person at the annual meeting.

I look forward to seeing you at the annual meeting.

Sincerely,

Richard L. Sharp

Chairman of the Board of Directors

May 10, 2007

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date
and Time:	Tuesday, June 26, 2007, at 8:30 a.m., Eastern Daylight Time

Place:	The Richmond Marriott West Hotel 4240 Dominion Boulevard Glen Allen, Virginia 23060

Items of Business:	(1) To elect six members of the board of directors.

(2) To ratify the selection of KPMG LLP as our independent registered public accounting firm.

(3) To approve the CarMax, Inc. Annual Performance-Based Bonus Plan, as amended and restated.

(4) To transact any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

Who May Vote:	You may vote if you were a shareholder of record at the close of business on April 19, 2007.

By order of the board of directors,

Keith D. Browning

Executive Vice President,

Chief Financial Officer and Corporate Secretary

May 10, 2007

CarMax, Inc. 2007 Proxy Statement Table of Contents

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT

The board of directors of CarMax, Inc. is soliciting proxies for the 2007 annual meeting of shareholders. This proxy statement, which contains information about the items that you will vote upon at the annual meeting, is first being mailed or distributed to holders of CarMax, Inc. common stock on or about May 10, 2007. A copy of our annual report for the fiscal year ended February 28, 2007, is being delivered to you with this proxy statement. In this document, “CarMax,” the “company,” “we,” “our,” and “us” refer to CarMax, Inc. and its wholly owned subsidiaries, unless the context requires otherwise.

1. What am I voting on?

You will be voting on each of the following items of business:

•	The election of six members of the board of directors.

•	The ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm.

•	The approval of the CarMax, Inc. Annual Performance-Based Bonus Plan, as amended and restated (the “Bonus Plan”).

The board of directors recommends that you vote FOR each of these proposals. You may also be asked to vote on any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

2. Who is entitled to vote?

All shareholders who owned CarMax common stock at the close of business on April 19, 2007, are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote. There were 216, 206, 559 shares of CarMax common stock outstanding on that date.

3. How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares of common stock as of April 19, 2007, must be present in person or by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining a quorum.

4. How do I vote before the annual meeting?

If you are a shareholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, Wells Fargo Bank, N.A., you may vote in person at the annual meeting or by proxy. You have three ways to vote by proxy:

•	By Internet: Connect to the Internet at www.eproxy.com/kmx/ and follow the instructions.

•	By Phone: Call 1-800-560-1965 and follow the instructions.

•	By Mail: Complete, sign and date the enclosed proxy card and return it in the enclosed envelope.

If you are a beneficial shareholder, meaning that you hold your shares through an account with a bank or broker (i.e., in “street name”), please follow the instructions found on the voting instruction card sent to you by your bank or broker. Your bank or broker will vote according to your instructions. As a beneficial shareholder, you may vote in person at the annual meeting provided that you obtain a legal proxy from your bank or broker and present it to the inspectors of election with your ballot.

5. How will my shares be voted if I sign and return my proxy card or voting instruction card, but do not specify how to vote?

For shareholders of record, proxy cards that are signed and returned, but do not specify how to vote will be voted (1) FOR the election of the six director nominees named in the proxy statement, (2) FOR the ratification of the selection of KPMG as our independent registered public accounting firm and (3) FOR the approval of the Bonus Plan.

For beneficial shareholders, voting instruction cards that are signed and returned to the appropriate bank or broker, but do not specify how to vote may be voted by the bank or broker (1) FOR the election of the six director nominees named in the proxy statement,

(2) FOR the ratification of the selection of KPMG as our independent registered public accounting firm and (3) FOR the approval of the Bonus Plan.

6. How will my shares be voted if I do not return my proxy card or my voting instruction card?

If you are a shareholder of record and you do not return your proxy card or otherwise vote by telephone or Internet, your shares will not be voted, unless you attend the annual meeting to vote them in person.

If you are a beneficial shareholder and you do not return your voting instruction card, your bank or broker may vote your shares (1) FOR the election of the six director nominees named in the proxy statement and (2) FOR the ratification of the selection of KPMG as our independent registered public accounting firm, because these proposals are routine matters as described by the rules of the New York Stock Exchange (“NYSE”). However, your bank or broker cannot vote your shares with respect to the approval of the Bonus Plan because this proposal is not considered a routine matter under NYSE rules.

7. What if I change my mind after I vote?

If you are a shareholder of record, you may revoke your proxy at any time before the close of voting at the annual meeting. There are four ways to revoke your proxy:

•	By Internet: Connect to the Internet at www.eproxy.com/kmx/ and follow the instructions for revoking a proxy.

•	By Phone: Call 1-800-560-1965 and follow the instructions for revoking a proxy.

•	By Mail: Write to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

•	In Person: Vote your shares in person at the annual meeting.

If you are a beneficial shareholder, you must follow the instructions found on your voting instruction card or contact your bank or broker in order to revoke your proxy.

8. How do I vote my shares held as part of the company’s employee stock purchase plan?

If you are a participant in the CarMax, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (“ESPP”), you will receive a proxy card for use to instruct Computershare Shareholder Services, Inc. (“Computershare”), the plan service provider, how to vote. You may vote your ESPP shares:

•	By Internet: Connect to the Internet at www.eproxy.com/kmx/and follow the instructions.

•	By Phone: Call 1-800-560-1965 and follow the instructions.

•	By Mail: Complete the proxy card provided to you by Computershare and return it in the envelope provided.

Complete instructions can be found on the proxy card sent to ESPP participants with the proxy statement. Computershare will vote according to your instructions.

9. How will my ESPP shares be voted if I sign and return my proxy card to Computershare, but do not specify how to vote?

If you are an ESPP participant and you sign and return your proxy card to Computershare, but do not specify how to vote, Computershare may vote your shares (1) FOR the election of the six director nominees named in the proxy statement, (2) FOR the ratification of the selection of KPMG as our independent registered public accounting firm and (3) FOR the approval of the Bonus Plan.

10. How will my ESPP shares be voted if I do not return my proxy card to Computershare?

If you are an ESPP participant and you do not return your proxy card to Computershare, Computershare will not vote any of your shares.

11. How many votes are needed to approve each of the three proposals?

The six nominees receiving the highest number of FOR votes will be elected directors. Votes that are withheld

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT CONTINUED

and shares that are not voted in the election of directors will have no effect on the election of directors.

The ratification of the selection of KPMG as our independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast. Abstentions and shares held in street name that are not voted on the proposal will not be counted in determining the number of votes cast for this proposal.

In order to be adopted, the approval of the Bonus Plan must be approved by the affirmative vote of a majority of the votes cast. Under applicable NYSE listing standards, the total votes cast on the proposal must also represent more than 50% of all shares of common stock entitled to vote on the proposal. Shareholders may direct that their votes be cast for or against the proposal, or shareholders may abstain from voting on this proposal. Abstentions will have the same effect as votes cast against the proposal under applicable NYSE listing standards. Shares held in street name that are not voted on this proposal are not considered votes cast.

12. What is householding and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our notice of annual meeting, proxy statement and annual report, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you do not wish to continue participating in householding and prefer to receive multiple copies of the 2007 or future notices of annual meeting, proxy statements and annual reports, please contact our transfer agent, Wells Fargo Bank, N.A. (in writing: 161 North Concord Exchange, South St. Paul, Minnesota 55075; or by phone: (800) 468-9716).

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our notice of annual meeting, proxy statement and annual report, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact Wells Fargo as indicated above.

Beneficial shareholders may request information regarding householding from their banks, brokers or other holders of record.

13. Who can attend the annual meeting?

The annual meeting is open to all holders of CarMax common stock as of April 19, 2007. Shareholders who plan to attend the annual meeting may be asked to present a valid picture identification, such as a driver’s license or passport. If you are a beneficial shareholder, you must bring a copy of a brokerage statement indicating ownership of CarMax shares as of April 19, 2007. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

14. Who pays the cost of proxy solicitation?

We pay the cost of soliciting proxies. We will solicit proxies from our shareholders, and some of our employees or agents may contact shareholders after the initial mail solicitation by telephone, by email or in person. We have retained Morrow & Co., Inc. of New York, New York, to distribute and solicit proxies for a fee of $7,500 plus reasonable expenses. We also will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

15. Who will count the votes?

Representatives from Wells Fargo Bank, N.A., our transfer agent, will tabulate the votes and act as inspectors of election at the annual meeting.

16. Could other matters be decided at the annual meeting?

Management and our board of directors are not aware of any matters that may come before the annual meeting other than matters disclosed in this proxy statement. However, if other matters do properly come before the annual meeting, the persons named on the proxy card or voting instruction card will vote in accordance with their best judgment.

17. How do I make a shareholder proposal for the 2008 annual meeting?

Pursuant to applicable SEC rules, for a shareholder proposal to be considered for possible inclusion in the 2008 proxy statement, the corporate secretary of CarMax must receive the proposal in writing no later than January 10, 2008. CarMax plans to hold its 2008 annual meeting on or about June 24, 2008.

Pursuant to our Bylaws, if you wish to bring any matter, other than nominations of director candidates (the process for shareholder nomination of directors is described on page 14), before the 2008 annual meeting outside of the proxy statement process, you must notify our corporate secretary in writing at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, no earlier than February 1, 2008, and prior to March 1, 2008. Regarding each matter, your notice must contain:

•

A brief description of the business to be brought before the annual meeting, including the complete text of any resolutions to be presented and the reasons for conducting this business at the annual meeting.

•	Your name and address.

•

A representation that you are a shareholder of record at the time of the giving of notice and you intend to appear in person or by proxy at the annual meeting to present the business specified in the notice.

•	The class and number of shares of company stock that you own.

•	Any interest that you may have in the business specified in the notice.

If we do not receive proper notice prior to March 1, 2008, the chairman of the annual meeting may exclude the matter and it will not be acted upon at the 2008 annual meeting. If the chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, if permitted by SEC rules.

18. What effect will the company’s recent stock split have on my voting rights?

We recently completed a 2-for-1 stock split of our common stock in the form of a share dividend. For every one share of our common stock that you owned as of March 19, 2007, you were given one additional share of our common stock on March 26, 2007. All shares owned by you as of April 19, 2007, may be voted at the annual meeting, regardless of whether the shares were owned prior to or acquired as a result of the stock split.

19. What effect does the stock split have on the disclosure contained in this proxy statement?

All common stock and applicable share and per share amounts in this proxy statement have been adjusted to reflect the 2-for-1 stock split.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is divided into three classes with staggered three-year terms. Subsequent to the 2006 annual meeting, Austin Ligon, our former president and chief executive officer (“CEO”) retired from our board, and first-time nominees Thomas J. Folliard and Edgar H. Grubb were elected to the board on June 21, 2006, and January 22, 2007, respectively. Richard L. Sharp, the current Chairman of our board, is retiring from our board and will not stand for re-election. William R. Tiefel has been elected by the board to succeed Mr. Sharp as Chairman.

The following individuals have been nominated for election to the board at the 2007 annual meeting:

•	Nominated for one-year terms expiring at the 2008 annual meeting:

•	Thomas J. Folliard.
•	Edgar H. Grubb.

•	Nominated for three-year terms expiring at the 2010 annual meeting:

•	Keith D. Browning.
•	James F. Clingman, Jr.
•	Hugh G. Robinson.
•	Thomas G. Stemberg.

The board chose to nominate Messrs. Folliard and Grubb for one-year terms in order to rebalance the number of directors in each class. During the past year, the class sizes became disproportionate as a result of Mr. Ligon’s and Mr. Sharp’s respective retirements and the election of our new directors. Following this year’s election, if each of the director nominees are elected for the recommended terms, the number of directors standing for election in future years will be equal.

Your proxy will be voted to elect each of the nominees unless you tell us otherwise. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the board nominates one. Each nominee has consented to being named in this proxy statement and to serve if elected.

The board of directors recommends a vote FOR each of the nominees listed below. Information about the nominees and the other directors of the company whose terms of office do not expire this year follows.

Nominees for Election at the 2007 Annual Meeting for Terms Expiring at the 2008 Annual Meeting

THOMAS J. FOLLIARD, 42. Director since June 21, 2006.

President and Chief Executive Officer of CarMax. He joined CarMax in 1993 as senior buyer and became director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in July 2000, executive vice president of store operations in April 2001 and president and CEO in June 2006.

EDGAR H. GRUBB, 67. Director since January 22, 2007.

Retired Executive Vice President and Chief Financial Officer of Transamerica Corporation, a leading insurance and financial services company. He joined Transamerica in 1989, became chief financial officer in 1993 and retired in 1999. From 1986 to 1989, he was the senior vice president and chief financial officer of Lucky Stores, Inc. Mr. Grubb is a director of the California State Automobile Association (the “CSAA”), the CSAA Insurance Bureau, and ACA, Inc., which is a partnership of the Northern California, Arizona, Oklahoma and Mountain West AAA clubs.

Nominees for Election at the 2007 Annual Meeting for Terms Expiring at the 2010 Annual Meeting

KEITH D. BROWNING, 54. Director since 1997.

Executive Vice President, Chief Financial Officer and Corporate Secretary of CarMax. He joined CarMax in 1996 after spending 14 years at Circuit City Stores, Inc. While at Circuit City, he served as controller for the West Coast Division from 1984 to 1987, assistant controller from 1987 to 1990, corporate controller from 1990 to 1996 and vice president from 1992 to 1996.

JAMES F. CLINGMAN, JR., 70. Director since 2003.

Retired President and Chief Operating Officer of the H.E. Butt Grocery Company, an independently owned food retailer. He joined H.E. Butt Grocery Company in 1975, was named chief operating officer in 1984 and president in 1995 and retired in 2003. Mr. Clingman is a director of H.E. Butt Grocery Company, Van de Walle Food Manufacturing Company, Ecce Panis and Valero GP, LLC.

MAJOR GENERAL HUGH G. ROBINSON, (U.S.A., Ret.), 74. Director since 2002.

Chief Executive Officer of Global Building Systems, Inc., a firm that develops and constructs low- and moderate-income residential housing. From 2003 to 2005, he was the chairman and chief executive officer of Granville Construction & Development Co., Inc., a housing development and construction firm. From 1989 to 2003, he was chairman and chief executive officer of the Tetra Group, a construction management and building services firm. He also is a former chairman and board member of the Federal Reserve Bank of Dallas. He is a retired Major General from the United States Army. He is a director of Newmarket Technology, Inc. and an advisory board member of TXU Corp.

THOMAS G. STEMBERG, 58. Director since 2003.

Managing General Partner of the Highland Consumer Fund at Highland Capital Partners, a venture capital firm. From 2005 to 2007, he acted as the Venture Partner of Highland Capital Partners. Mr. Stemberg is the founder and Chairman Emeritus of the Board of Staples, Inc., an office supply superstore retailer. He pioneered the office superstore industry and was chief executive officer of Staples, Inc. from 1986 to 2002. From 2002 to 2004, Mr. Stemberg served as an executive officer at Staples, Inc. with the title of Chairman. Mr. Stemberg is a director of PETsMART, Inc., luluemon athletica, Polycom, Inc. and The NASDAQ Stock Market, Inc.

PROPOSAL ONE — ELECTION OF DIRECTORS CONTINUED

Directors Whose Terms Expire at the 2008 Annual Meeting

W. ROBERT GRAFTON, 66. Director since 2003.

Retired Managing Partner-Chief Executive, Andersen Worldwide S.C. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. He is a certified public accountant and joined Arthur Andersen in 1963. He was elected a member of the Board of Partners, Andersen Worldwide in 1991 and chairman of the Board of Partners in 1994. He served as Managing Partner-Chief Executive from 1997 through 2000. Mr. Grafton is currently lead director of DiamondRock Hospitality Company.

WILLIAM S. KELLOGG, 63. Director since 2003.

Retired Chairman and Chief Executive Officer of Kohl’s Corporation, a national chain of apparel and home products department stores. From 1978 to 2003, Kohl’s business expanded from five stores in the Milwaukee area to almost 500 stores nationwide through organic growth and acquisitions of other retailers. Mr. Kellogg joined Kohl’s in 1967, was chief executive officer from 1978 to 2001 and was chairman of the board from 1978 to 2003.

Directors Whose Terms Expire at the 2009 Annual Meeting

JEFFREY E. GARTEN, 60. Director since 2002.

Juan Trippe Professor in the Practice of International Trade, Finance and Business at the Yale School of Management since July 2005 and Chairman of Garten Rothkopf, an international consulting firm, since October 2005. He was the Dean of the Yale School of Management from 1995 to 2005. He was the United States Undersecretary of Commerce for International Trade from 1993 to 1995 and previously spent 13 years in investment banking with Lehman Brothers and Blackstone Group. He is a director of Aetna Corporation, Alcan, Inc., Credit Suisse Asset Management, the Conference Board and the International Rescue Committee.

VIVIAN M. STEPHENSON, 70. Director since 2006.

Retired Chief Operating Officer of Williams-Sonoma, Inc., a specialty retailer of products for the home, since 2006. She was named the chief operating officer of Williams-Sonoma in 2003. From 2000 to 2003, she served as a consultant to Apple Computer and Williams-Sonoma. She was the chief information officer for Target Corporation from 1995 to 2000. She is the chair of the Mills College board of trustees and is the vice chair of the California State Automobile Association board of directors.

BETH A. STEWART, 50. Director since 2002.

Chairman since 1999 and Chief Executive Officer since 2001 of Storetrax.com, an Internet retail real estate listing service company. Since 1992, she has served as president of Stewart Real Estate Capital, a real estate investment company. She was an adjunct professor at Columbia University Graduate School of Business from 1994 to 1996. She previously spent 12 years in investment banking with Goldman, Sachs & Co. She is a director of General Growth Properties, Inc. and Avatar Holdings, Inc.

WILLIAM R. TIEFEL, 73. Director since 2002.

Chairman-Elect of the Board of CarMax. Retired Vice-Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, L.L.C. since 2002. He joined Marriott Corporation in 1961. He was named president of Marriott Hotels and Resorts in 1989, president of Marriott Lodging in 1993 and vice-chairman of Marriott International and chairman of The Ritz-Carlton Hotel Company in 1998. He is a director of Bulgari Hotels and Resorts and Lydian Private Bank.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. The committees of the board of directors are the Audit Committee, the Compensation and Personnel Committee, the Nominating and Governance Committee and the Executive Committee. Additionally, in October 2005, the board formed an ad hoc Executive Search Committee to find Mr. Ligon’s successor as president and CEO of the company. Effective May 23, 2006, the Executive Search Committee was dissolved upon the selection of Mr. Folliard as Mr. Ligon’s successor.

Corporate Governance Policies and Practices

The board of directors is actively involved in shaping our corporate governance. As a result, the board regularly monitors and reviews the reforms initiated by the Sarbanes-Oxley Act of 2002 and the related rules and regulations proposed and adopted by the SEC and the NYSE. In response to the various laws, rules and regulations applicable to the company, and its own views on corporate governance, the board has adopted corporate governance guidelines and a code of conduct applicable to all company personnel, including members of the board.

The corporate governance guidelines set forth the practices of the board with respect to its responsibilities, qualifications, performance, access to management and independent advisors, compensation (including director stock ownership guidelines), orientation and continuing education and management evaluation and succession.

The code of conduct contains provisions relating to honest and ethical behavior, including the handling of conflicts of interest between personal and professional relationships, corporate opportunities, the handling of confidential information, fair dealing, protection and proper use of company assets, compliance with laws and other matters. Any amendment to or waiver from a provision of the code of conduct will be promptly disclosed on the “Corporate Governance” link of our investor information home page at investor.carmax.com.

The corporate governance guidelines, code of conduct and the charters of the Audit Committee, Compensation and Personnel Committee and Nominating and Governance Committee are also available on the “Corporate Governance” link of our investor information home page at investor.carmax.com. A printed copy of these documents is available to any shareholder without charge upon written request to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Director Independence

As part of our corporate governance guidelines, the board has adopted categorical standards, which meet or exceed the independence standards established by the NYSE, to assist the board in evaluating the independence of each director and determining whether relationships between directors and the company or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company) are material. For purposes of these standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home. The categorical standards are listed below:

1.	A director who is an employee or whose immediate family member is an executive officer of the company is not independent until three years after the end of the employment relationship.

2.	A director who receives, or whose immediate family member receives, more than $100,000 per fiscal year in direct compensation from the company, other than the normal compensation and benefits for service as a director (provided this compensation is not contingent in any way on continued service), is not independent until three years after ceasing to receive more than $100,000 in compensation. Compensation received by an immediate family member for service as a non-executive employee of the company is not considered in determining independence under this test.

3.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or

CORPORATE GOVERNANCE CONTINUED

employed in a professional capacity by, present or former internal or external auditors of the company is not independent until three years after the end of either the affiliation or the auditing relationship.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is not independent until three years after the end of the service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, us for property or services in an amount which in any single fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues, is not independent until three years after falling below this threshold.

6.	A director who serves as an executive officer of a charitable organization that receives contributions from us in any single fiscal year in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues is not independent until three years after falling below this threshold.

In its annual review of director independence, the board of directors, with the assistance of the Nominating and Governance Committee, evaluated the applicable commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships of each director and their respective immediate family members with CarMax and its subsidiaries. In April 2007, the board of directors affirmatively determined, in its business judgment, that the following directors satisfy both our independence guidelines and the NYSE independence standards: James F. Clingman, Jr., Jeffrey E. Garten, W. Robert Grafton, Edgar H. Grubb, William S. Kellogg, Hugh G. Robinson, Thomas G. Stemberg, Vivian M. Stephenson, Beth A. Stewart and William R. Tiefel. The board determined that Thomas J. Folliard and Keith D. Browning did not qualify as independent directors because they are executive officers of the company. The board also determined that Richard L. Sharp did not qualify as an independent director due to administrative support services provided by the company to Mr. Sharp. These services are quantified on page 36 in the Non-Employee Director Compensation in Fiscal 2007 table.

Executive Sessions

Our corporate governance guidelines provide that executive sessions, where non-executive directors meet on an informal basis, are to be held at each regularly scheduled board meeting and that non-executive directors may designate, on an annual basis, a director to preside at these sessions. Our non-executive directors met at each of our regularly scheduled board meetings in fiscal 2007. In May 2006, the board appointed Mr. Tiefel as its lead director and designated him to serve as presiding director for executive sessions. In June 2006, the board adopted a Lead Independent Director Charter, which delineates the role, duties and responsibilities of the company’s lead independent director. This charter is available under the “Corporate Governance” link of our investor information home page at investor.carmax.com.

Board and Committee Meeting Attendance; Committee Membership

The board of directors met five times in fiscal 2007. Each director attended 75% or more of the total number of meetings of the board and of the standing committees on which he or she served. We require that members of the board of directors attend our annual meeting of shareholders. All of the directors who were serving on our board at the time attended the 2006 annual meeting of shareholders, with one director attending via teleconference.

The table below provides, for fiscal 2007, membership information and the number of meetings held by the board of directors and each of the board’s committees. The numbers in each column indicate the number of meetings each director attended within each category.

Director	Board		Audit		Compensation and Personnel		Nominating and Governance		Executive Search		Executive
Mr. Browning	5		–		–		–		–		1
Mr. Clingman	4		12		–		–		–		–
Mr. Folliard	2	(a)	–		–		–		–		–	(a)
Mr. Garten	4		–		–		5		2		–
Mr. Grafton	5		13	*	–		–		1		–
Mr. Grubb	–	(b)	–	(b)	–		–		–		–
Mr. Kellogg	5		–		6		–		2		–
Mr. Ligon	3	(c)	–		–		–		–		1
Mr. Robinson	5		–		6	*	–		–		–
Mr. Sharp	4	*	–		–		–		2		–
Ms. Stephenson	3	(d)	–		–		4	(d)	–		–
Mr. Stemberg	5		–		6		–		2		–
Ms. Stewart	5		13		–		–		–		–
Mr. Tiefel	5		–		–		5	*	2	*	–
Number of Meetings	5		13		6		5		2		1	(e)

*  Chairman

(a)  Mr. Folliard was elected to the board of directors on June 21, 2006, and he attended the two board meetings since that date. The Executive Committee did not meet in fiscal 2007 following Mr. Folliard’s election.

(b)  Mr. Grubb was elected to the board of directors and the Audit Committee on January 22, 2007. No board or Audit Committee meetings were held in fiscal 2007 after that date.

(c)  Mr. Ligon retired from the board of directors effective June 20, 2006, and he attended the three board meetings held on and prior to that date.

(d)  Ms. Stephenson was elected to the board of directors on April 24, 2006, and to the Nominating and Governance Committee on April 25, 2006. She attended three of four board meetings and all four Nominating and Governance Committee meetings held since her respective election dates.

(e)  In fiscal 2007, the Executive Committee acted by unanimous written consent three times.

Committees of the Board

Audit Committee

The Audit Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Audit Committee assists in the board’s oversight of (1) the integrity of our consolidated financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of our internal audit function and the independent auditors. The Audit Committee retains, and approves all fees paid to, the independent auditors. The Audit Committee also pre-approves all non-audit engagements of the independent auditors. Each member of the Audit Committee is independent and financially literate, with Messrs. Grafton and Grubb considered audit committee financial experts, in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines. The committee’s report to shareholders can be found on page 44.

Compensation and Personnel Committee

The Compensation and Personnel Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The

CORPORATE GOVERNANCE CONTINUED

Compensation and Personnel Committee has certain authority as delegated by the board of directors with respect to the compensation of our directors and officers, including approving and evaluating certain of our director and officer cash and equity compensation plans, policies and programs. Each member of the Compensation and Personnel Committee is independent in accordance with the applicable rules of the NYSE and our corporate governance guidelines. The committee’s report to shareholders can be found on page 23.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Nominating and Governance Committee (1) identifies individuals qualified to become members of the board, (2) recommends to the board nominees for director to be presented at the annual meetings of shareholders and nominees to fill vacancies on the board, (3) leads the board in the oversight of management succession planning, including succession planning for the CEO, (4) develops and recommends to the board our corporate governance guidelines and (5) considers director nominees submitted by shareholders in accordance with the procedures outlined on pages 13 and 14. Each member of the Nominating and Governance Committee is independent in accordance with the applicable rules of the NYSE and our corporate governance guidelines.

Executive Search Committee

In October 2005, Mr. Ligon announced his intention to retire as president and CEO of the company during fiscal 2007 upon the naming of his successor. Immediately following this announcement, the board established an ad hoc Executive Search Committee to find Mr. Ligon’s successor. The board dissolved the Executive Search Committee in May 2006 upon the selection of Mr. Folliard as Mr. Ligon’s successor.

Executive Committee

The Executive Committee, subject to any limitation under applicable law, our Bylaws or resolutions of the board, has the authority to exercise certain powers of the full board of directors. This committee may meet between regular board meetings if certain actions are required.

Nominating and Governance Committee Process for Identifying Director Nominees

Candidates for election to our board of directors are considered in response to filling a vacancy on the board or if the board determines that it would be beneficial to add an individual with specific skills or expertise. In identifying potential candidates for nomination to the board, the committee may consider input from several sources, including members of the Nominating and Governance Committee, other board members, the CEO, outside search firms and shareholder recommendations. Mr. Grubb, who is standing for election to the board of directors for the first time, was recommended to the Nominating and Governance Committee by our director, Ms. Stephenson. Mr. Folliard, who is also standing for election to the board of directors for the first time, was identified as a director candidate by the Nominating and Governance Committee and the board of directors upon the selection of Mr. Folliard as Mr. Ligon’s successor. Nominee candidates are evaluated in the same manner regardless of the source of the recommendation. The Nominating and Governance Committee will conduct an initial evaluation of each candidate. If suitable, the candidate will be interviewed by the committee and may also meet with the board and company management. If the committee determines a nominee would be a valuable addition to the board, it will make a recommendation to the full board.

Nominating and Governance Committee Criteria for Selection of Directors

The board and the Nominating and Governance Committee believe that the board should be comprised of directors with varied, complementary backgrounds and that directors should have, at a minimum, business or other relevant expertise that may be useful to the company. The board and Nominating and Governance Committee also believe that directors should possess the highest personal and professional ethics and should be willing and able to devote the requisite amount of time to company business.

When considering nominees for director, the Nominating and Governance Committee takes into account a number of factors, including:

•	Size of the existing board.

•	Character, judgment, skill, education, relevant business experience, integrity, reputation and other personal attributes or special talents.

•	Independence from management, extent of existing commitments to other businesses and potential conflicts of interest with other pursuits.

•

Financial and accounting background, to enable the committee to determine whether the nominee would be considered an “audit committee financial expert” or “financially literate” under the applicable rules of the NYSE and the SEC.

•	Whether the potential nominee is subject to a disqualifying factor as described in our corporate governance guidelines.

Process for Shareholder Nomination of Directors

The Nominating and Governance Committee will consider nominees for director suggested by shareholders using the previously described factors and considering the additional information referred to below. Under our Bylaws, a shareholder wishing to nominate a director at a shareholders’ meeting must deliver written notice to our corporate secretary of the intention to make such a nomination. The notice must be received no later than (a) 120 days in advance of an annual meeting of shareholders or (b) the close of business on the seventh day following the date on which notice of a special meeting for the election of directors is first given to shareholders.

A shareholder’s notice of a proposed director nominee should be sent to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, and must include:

•	The shareholder’s name and address.

•	The nominee’s name and address.

•	A statement that the shareholder is a holder of record entitled to vote at such meeting.

•	A statement that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice.

•	A description of all arrangements or understandings between the shareholder and each nominee and any other person concerning the nomination.

•	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors.

•	The consent of each nominee to serve as a director of the company if so elected.

These requirements are more fully described in Section 2.3 of our Bylaws, a copy of which will be provided without charge to any shareholder upon written request to our corporate secretary.

Process for Shareholder or Interested Party Communication with Directors

Any shareholder or other interested party wishing to contact the board of directors or any individual director may write to William R. Tiefel, chairman-elect of the board, with a courtesy copy to Keith D. Browning, corporate secretary, at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238. Shareholders and other interested parties may also contact Mr. Tiefel and Mr. Browning via email at chairman@carmax.com.

At the direction of the board of directors, each communication will be screened by Mr. Tiefel and Mr. Browning. After screening, if appropriate, the communication will be forwarded, if addressed to an individual director, to that director. If the communication is unrelated to a shareholder issue, it will be forwarded to the appropriate department within the company for further handling.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Compensation and Personnel Committee, at the direction of the board of directors, oversees all of our executive and director compensation plans, policies and programs. As part of this oversight function, the committee reviews and determines all named executive officer compensation, whether short- or long-term, or cash- or equity-based. The committee’s duties include the following:

•

Annually, review and approve goals and objectives relevant to the compensation of our CEO, evaluate his performance in light of those goals and objectives, and recommend to the independent members of the board his appropriate compensation level based on that evaluation.

•	Annually review the job objectives and job performance of our executive officers.

•	Review and approve salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers.

•	Review and approve the terms of any severance, change in control or employment agreements with our officers or other key employees.

•	Review and make recommendations to the board with respect to incentive compensation plans and equity-based compensation plans.

•	Periodically review competitive market analyses of our executive compensation program, design alternatives and significant new trends and issues.

•	Administer all short- and long-term incentive compensation plans and all equity-based plans.

•	Review the impact of tax, accounting and regulatory requirements on executive compensation.

•	Review and discuss our Compensation Discussion and Analysis and provide the required committee report for our proxy statement.

The committee has retained the services of Hay Group, an independent compensation consultant, in order to obtain access to independent compensation data, analysis and advice. Hay Group was initially engaged by the committee in November 2005 and presented a comprehensive executive compensation review to the committee in January 2006. The presentation included a comparison of our executive compensation program with programs used by a peer group of companies as well as a discussion of broader market compensation trends.

The committee believes that input from both management and its independent consultant provides useful information and perspective to assist it in determining its own views on executive compensation. The committee makes all final decisions as to the design and compensation levels for our named executive officers.

Philosophy and Objectives

The committee oversees an executive compensation program that is designed to reflect CarMax’s pay-for-performance philosophy and that supports and reinforces our key operating and strategic objectives. The committee has established the following objectives for our executive compensation program:

•	To align the interests of executive officers with the financial interests of our shareholders.

•	To encourage the achievement of our key strategic, operational and financial goals.

•	To link incentive compensation to company and stock price performance, which the committee believes promotes a unified vision for senior management and creates common motivation among our executives.

•	To attract, retain and motivate top quality executives with the qualifications necessary to drive our long-term financial success.

•	To give the committee the flexibility to respond to the continually changing environment in which we operate.

The key elements of direct compensation for our named executive officers are base salary, cash awards under an annual incentive plan, and long-term incentive awards, currently consisting solely of stock options. Named executive officers also are eligible for other elements of indirect compensation, including certain health and welfare programs, perquisites and retirement benefits. The committee considers all elements when evaluating our executive compensation program.

Based on these objectives, the committee strives to set total compensation, including incentive compensation, that is competitive with compensation paid to similarly situated executives at comparable retailers. Actual compensation may be above or below the target levels based on our actual financial performance and changes in our stock price. This approach is intended to ensure that a significant portion of executive compensation is dependent upon our financial and strategic performance. In making its decisions on an individual’s compensation, the committee considers the nature and scope of all elements of an executive’s total compensation package, the executive’s responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals. The committee also considers recommendations from its independent compensation consultant, and from our CEO regarding total compensation for all other executive officers.

In addition to aligning overall compensation opportunities with our objectives and the competitive market, the committee also strives to align the relative proportion of each element of total compensation with our objectives and the competitive market. Generally, as employees assume higher levels of responsibility and have a greater ability to influence our results, the percentage of their total compensation linked to performance increases. The committee seeks to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives.

We compete within a unique auto retailing market segment and have few similar competitors. Therefore, we compare our compensation plan data to competitive market data from a broad group of retail companies that fall within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, net income and return on invested capital. This competitive market data provides a frame of reference for the committee when evaluating executive compensation. The composition of this group of companies may vary somewhat from year to year as changes occur at the companies comprising the group.

Fiscal 2007 Named Executive Officers

The following individuals were our named executive officers for fiscal 2007:

Name	Title
Thomas J. Folliard	President and Chief Executive Officer
Keith D. Browning	Executive Vice President and Chief Financial Officer
Michael K. Dolan	Executive Vice President and Chief Administrative Officer
Joseph S. Kunkel	Senior Vice President, Marketing and Strategy
Richard M. Smith	Senior Vice President and Chief Information Officer

Our 2007 proxy statement also contains compensation information regarding Austin Ligon, our former president and CEO. On May 23, 2006, the board of directors appointed Mr. Folliard, who had previously served as our Executive Vice President, Store Operations, as Mr. Ligon’s successor. This change became effective on June 21, 2006. In accordance with the terms of his employment agreement, Mr. Ligon’s retirement became final on August 22, 2006.

Upon his retirement, we executed a two-year consulting agreement with Mr. Ligon. In consideration for up to 20 hours per month of Mr. Ligon’s consulting services, we agreed to pay him $10,000 per month for a period of two years. We entered into the consulting agreement to ensure that Mr. Ligon would be available to provide transition services, if necessary, to our incoming CEO. Because these consulting services were not required, the parties mutually agreed to terminate the consulting agreement as of February 28, 2007.

On November 30, 2006, we promoted Mr. Dolan from Senior Vice President and Chief Information Officer to Executive Vice President and Chief Administrative Officer. In conjunction with that promotion, we also promoted Mr. Smith from Vice President, Management Information Systems to Senior Vice President and Chief Information Officer.

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

Total Direct Compensation

In January 2006, Hay Group, at the direction of the committee, performed a comprehensive analysis of the total direct compensation (the sum of base salary, annual cash incentive award and the present value of long-term incentive awards) for our vice presidents and named executive officers. The study compared the value of each officer’s total direct compensation to the corresponding compensation awarded to top executives within a peer group of companies, as well as to the compensation awarded to executives from a broader group of more than 60 retail companies. The peer group used in the study consisted of the publicly traded companies listed below, which includes a mix of big-box retailers with comparable revenues and an emphasis on hard goods retailing and the publicly traded auto retail groups. In developing this list, Hay Group began with a peer group list that we had used for prior compensation studies. Hay Group modified the prior list, incorporated suggestions made by our senior management and the committee and created a new peer group list, which was approved by the committee. The final peer group consisted of the following companies:

Advance Auto Parts, Inc.	Dick’s Sporting Goods, Inc.	Office Depot, Inc.
Asbury Automotive Group, Inc.	Dollar General Corporation	OfficeMax, Inc.
AutoNation, Inc.	Family Dollar Stores, Inc.	PetSmart, Inc.
AutoZone, Inc.	Genuine Parts Company	The Sports Authority, Inc.
Barnes & Noble, Inc.	Group 1 Automotive, Inc.	Staples, Inc.
Bed, Bath & Beyond, Inc.	Kohl’s Corporation	United Auto Group, Inc.
Borders Group, Inc.	Lithia Motors, Inc.	Whole Foods Market, Inc.
Circuit City Stores, Inc.	Michaels Stores, Inc.

The report from Hay Group indicated that our named executive officers’ total cash compensation (the sum of base salary and annual cash incentive awards) was generally between the 25th and 50th percentile of the peer group and the broader retail group. Total direct compensation was generally below the median of the peer group and between the median and the 75th percentile of the broader retail group. While the committee considered this competitive market compensation data in developing our compensation program, the committee did not attempt to maintain a certain target percentile within this or any other peer group.

Compensation Mix

As described above, as officers assume higher levels of responsibility and have a greater ability to influence our results, their percentage of total compensation linked to our financial performance increases. For fiscal 2007, the mix of total direct compensation for each of our current named executive officers is provided in the following chart:

	Percentage of Total Direct Compensation
Name	Base Salary	Annual Cash Incentive Awards	Long-Term Incentive Awards (a)
Thomas J. Folliard	18%	26%	56%
Keith D. Browning	28%	25%	47%
Michael K. Dolan	31%	28%	41%
Joseph S. Kunkel	33%	20%	47%
Richard M. Smith	39%	24%	37%

(a)  Based on the grant date fair value, as determined in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”), of stock options granted in fiscal 2007.

Annual Salary

The committee establishes competitive base salaries to retain key officers and attract new talent that the committee believes are necessary for our long-term financial success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance and the direct competition for the officer’s services. The committee reviews officer base salaries at 12-month intervals, generally in April. When the committee reviews these base salaries, it considers the reports and advice provided by its consultants, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary). In addition to these periodic reviews, the committee may at any time review the salary of an executive officer who has received a significant promotion, whose responsibilities have increased significantly or who is believed to be a retention risk.

As of February 28, 2006, Mr. Folliard’s base salary was $519,750 and, as a result of the committee’s April 2006 base salary review, his base salary increased 8% to $561,330. Upon his promotion to president and CEO in June 2006, the committee recommended and the board approved his new base salary of $700,000.

As a result of the April 2006 base salary review, the committee approved 8% salary increases for the other named executive officers. The committee did not increase Mr. Ligon’s salary in fiscal 2007 due to his pending retirement. On November 30, 2006, both Mr. Dolan and Mr. Smith were promoted to their respective current roles and the committee approved base salary increases to $530,145 and $300,000, respectively.

Annual Cash Incentive Awards

The committee believes that the compensation program for our named executive officers should include annual incentives that are directly tied to the achievement of certain pre-defined financial performance goals. The committee grants annual cash-based awards under our Bonus Plan based upon our success in meeting these goals. We adopted the Bonus Plan as a mechanism to provide this annual incentive compensation and to preserve the deductibility of this compensation in accordance with Section 162(m) of the Internal Revenue Code and related regulations.

The amount of the incentive award depends on our actual performance as measured against objective performance goals established by the committee at the beginning of the fiscal year. In April 2006, the committee determined that the threshold, target and maximum performance goals for fiscal 2007 would be based on our fiscal 2007 pretax earnings. The committee believes that pretax earnings is an appropriate measure for the performance goal because stock price appreciation is generally based on earnings growth. Accordingly, the interests of our management and our shareholders will be aligned.

Each named executive officer’s individual incentive award target is set forth in a written agreement with the company and is equal to a percentage of his base salary. For fiscal 2007, the incentive target percentages for Messrs. Folliard, Browning, Dolan, Kunkel and Smith were 100%, 60%, 60%, 40% and 40%, respectively, of each officer’s base salary. Each named executive officer’s base salary, incentive target percentage and target incentive amount is set forth in the table below.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)
Thomas J. Folliard	700,000	100	700,000
Keith D. Browning	561,330	60	336,798
Michael K. Dolan	530,145	60	318,087
Joseph S. Kunkel	498,960	40	199,584
Richard M. Smith	300,000	40	120,000

If the committee determines that an executive officer is eligible for payment under the Bonus Plan because our performance goals have been met, the exact bonus amount is determined by multiplying the target incentive amount by a performance adjustment factor. The performance adjustment factors established by the committee for fiscal 2007 pursuant to the Bonus Plan were:

•	25% if the threshold performance goal was achieved.

•	100% if the target performance goal was achieved.

•	150% if the maximum performance goal was achieved.

The performance adjustment factors are prorated when our actual performance exceeds a lower performance goal

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

but not the next higher performance goal. If the threshold performance goal is not achieved, no incentive award is paid. The Bonus Plan provides that the maximum annual amount payable is the lesser of 200% of the executive’s base salary or $2,000,000. However, the committee limited the maximum performance adjustment factor to 150%. During the last three fiscal years, the average performance adjustment factor has been 118%, meaning that, on average, we have paid our named executive officers an annual incentive award of 118% of their respective target incentive amounts.

In April 2007, the committee certified that we had exceeded our maximum pretax earnings per share performance goal for fiscal 2007. Accordingly, the committee determined that 150% was the performance adjustment factor.

The following table presents the annual cash incentive award calculation for each of our named executive officers for fiscal 2007:

Name	Target Incentive Amount ($)	Performance Adjustment Factor (%)	Cash Incentive Award ($)
Thomas J. Folliard	700,000	150	1,050,000
Keith D. Browning	336,798	150	505,197
Michael K. Dolan	318,087	150	477,131
Joseph S. Kunkel	199,584	150	299,376
Richard M. Smith	120,000	150	180,000

Under the Bonus Plan, the committee may reduce the amount of any award paid to a named executive officer below the amount that otherwise would be payable upon application of the performance goals and may decide not to pay an award even when performance goals have been satisfied. Under no circumstances, however, may the committee increase the amount of any award payable under the Bonus Plan above what would be payable to an executive upon application of the performance goals.

Long-Term Equity Incentive Awards

Under our 2002 Stock Incentive Plan, as amended and restated April 24, 2006 (the “Stock Incentive Plan”), the committee grants annual equity awards, which historically have been limited to stock options, to our named executive officers. The committee has chosen to rely upon stock options, as opposed to other forms of equity compensation, based upon their effectiveness in retaining current executives and aligning executives’ interests with the interests of our shareholders. The stock options currently awarded by the committee vest in annual installments of 25% over four years and expire seven years from the grant date. In determining the number of shares to award to option recipients, the committee considers the recipients’ roles at CarMax as well as our financial performance and the performance of our common stock.

In January 2007, the committee recommended and our board of directors adopted an Employee Equity Grant Policy (the “Grant Policy”) that establishes formal policies and procedures for equity awards made to our employees, including our named executive officers and new hires. The Grant Policy formalizes our prior practices related to equity grants that we had developed throughout the course of our four-year history as a public company. Under the Grant Policy, the committee has the ultimate authority to review and approve equity awards granted under our Stock Incentive Plan, and must adopt a resolution approving any award in advance of the grant date of the award. Barring exceptional circumstances, the Grant Policy instructs the committee to set the grant date for equity awards as the date three business days following the date on which we release quarterly or fiscal year-end earnings information. Further, the Grant Policy provides for the continuation of the committee’s current practice of setting an option’s exercise price as the weighted average price of the common stock on the grant date. The committee has determined that the use of the weighted average price, as opposed to the closing price, is more representative of the value of the common stock because it incorporates all trades made on the grant date, as opposed to using only the final trade of the day. The complete Grant Policy is available under the “Corporate Governance” link on our investor relations home page at investor.carmax.com.

During each of fiscal 2004, 2005 and 2007 (fiscal 2006 is discussed below), we awarded an annual grant of nonqualified options to purchase CarMax common stock to certain of our eligible employees, including the named executive officers, during the first quarter of each fiscal year. These annual grants were made during the first quarter because the committee completed its annual executive compensation review at that time and was able to review the prior fiscal year’s results of operations and the projected budget for the upcoming fiscal year, each of which were factors in determining equity awards. The committee plans to continue to award annual equity grants during the first quarter of each fiscal year. For fiscal 2006, we delayed the annual grant until the second quarter because we first needed to obtain shareholder approval to authorize an increase in the number of shares reserved for issuance under the Stock Incentive Plan. Our shareholders approved this increase at the annual meeting of shareholders held in June 2005.

Before granting the annual equity awards for fiscal 2004 through 2007, the committee met to review the specific number of stock options to be granted to each named executive officer and vice president, as well as the specific number of options to be granted to certain classes of our eligible employees. In each instance, the committee acted on its own behalf to approve the option awards. The only authority that it delegated was the administrative tasks of preparation, execution and delivery of the award agreements. In each instance, the committee adopted a resolution approving the awards in advance of respective grant dates. In fiscal 2007, the committee approved annual equity awards at a meeting held on April 24, 2006. The Committee-approved grant date for these awards was May 1, 2006. The number of options awarded to each of Messrs. Folliard, Browning, Dolan, Kunkel and Smith were 130,000; 130,000; 100,000; 100,000; and 40,000, respectively. In addition to his annual grant, the committee awarded a supplemental grant of 200,000 options to Mr. Folliard upon his promotion to president and CEO. Both the approval date and the grant date for this award were May 23, 2006.

For the annual equity awards granted in each of fiscal 2004 through 2007, the committee generally set the grant date of the awards to follow the widespread public dissemination of our quarterly earnings results. For fiscal 2004 through 2006, the grant date for equity awards was either two or three days after the release date for our fiscal year end or first quarter earnings results. In fiscal 2007, we released our fourth quarter and fiscal 2006 earnings results on March 30, 2006. Our fiscal 2007 annual equity grant was approved by the committee on April 24, 2006, and granted on May 1, 2006. The committee did not award the fiscal 2007 grant within the three-day period following the release of our fiscal year end earnings results because it took additional time to consider the appropriate number of shares to be granted to certain named executive officers.

Benefit Programs and Perquisites

We provide our executive officers with benefits and perquisites that are described below and that are intended to be a part of a competitive compensation package that provides retirement, health, welfare and perquisite programs.

Retirement Plans

We provide our executives with the opportunity to participate in three retirement plans: our Pension Plan; our Benefit Restoration Plan and our 401(k) Plan.

The Pension Plan is a tax-qualified defined benefit plan generally available to all full-time associates, including our named executive officers, over 21 years old and upon completion of one year of service. Benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service, receive actuarially reduced benefits. Pension Plan benefits are determined, in part, using the employee’s highest consecutive five-year average compensation (during the ten consecutive years before termination) and credited service, but are limited each year in accordance with applicable IRS rules ($220,000 in 2006). All participants are vested after five years of service.

The Benefit Restoration Plan is a nonqualified plan that provides an alternate means of paying benefits intended under the Pension Plan that are restricted by law due to IRS limitations. Benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to IRS limitations on amounts of includable earnings and maximum benefits. The maximum annual retirement benefit payable under this plan was $450,000 in 2006. Benefits paid are reduced by benefits payable under the Pension Plan.

Our 401(k) Plan is a tax-qualified, broad-based retirement savings plan available to all full-time employees. Employee contributions in an amount up to 40% of cash compensation are permitted subject to dollar limits established annually by the IRS. After one year of service, we match a portion of those contributions. Contributions

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

to the 401(k) Plan are invested at the employee’s direction in a variety of mutual funds. Each named executive officer’s participation in our 401(k) Plan is limited by the applicable IRS rules.

Health and Welfare Plans

We provide a variety of competitive health and welfare plans to our employees and executives, including medical, dental and vision care; life insurance, accidental death and dismemberment insurance and dependent life insurance; short-term and long-term disability insurance; and paid time-off. Additionally, each executive officer is encouraged to participate in our executive physical program, which provides screening and preventative care. The costs of this program are borne by the company in an amount up to $3,000 per executive officer.

Company Transportation

We provide a car allowance and/or the use of a CarMax-owned vehicle for each of our named executive officers. Messrs. Folliard, Browning, Dolan and Kunkel are provided the option of choosing either the use of two CarMax-owned vehicles each with a cost basis of $35,000 or less, or the use of one such vehicle and the receipt of a monthly vehicle allowance to cover the costs of a second vehicle. The monthly vehicle allowance for Messrs. Folliard, Browning, Dolan and Kunkel is $858, $533, $533 and $533, respectively. Mr. Smith is provided the option of choosing either a monthly vehicle allowance of $533 or use of one CarMax-owned vehicle with a cost basis of $35,000 or less. For officers using CarMax-owned vehicles, we bear the maintenance and insurance costs. The IRS treats both the monthly vehicle allowance and the personal use of company-owned vehicles as income to the executive and the related taxes are paid by the executive.

The executive officers are encouraged to use our plane for business travel. Additionally, our plane is available for personal use by Messrs. Folliard, Browning, Dolan and Kunkel when we do not need the plane for business travel. As of March 1, 2007, the committee adopted a policy that requires Mr. Folliard to reimburse the company for the incremental costs associated with his personal use of the plane to the extent that such incremental costs exceed $75,000 in any fiscal year. Further, the new policy requires that Messrs. Browning, Dolan and Kunkel reimburse the company for the incremental costs associated with their respective personal use of the plane to the extent that such incremental costs exceed $35,000 in any fiscal year. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The IRS treats the personal use of the company plane as income to the executive and the related taxes are paid by the executive using applicable Standard Industry Fare Level rates.

The Summary Compensation Table on page 24 includes the incremental cost to CarMax of an executive’s personal use of our plane. The incremental cost is calculated based on the average variable costs of operating the plane. Variable costs include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. The total annual variable costs are divided by the total number of miles our plane flew in fiscal 2007 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive our incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hanger rental fees, taxes, rent, depreciation and insurance.

Tax Planning Services

We provide a tax planning benefit to our named executive officers. Mr. Folliard and the other named executive officers are provided reimbursement for tax planning services up to approximately $10,000 and $5,000, respectively, on an annual basis. The IRS treats part of the cost associated with this service as income to the executive and the related taxes are paid by the executive.

Employment and Severance Agreements

We have entered into an employment or a severance agreement with all of our named executive officers. The employment agreement with Mr. Folliard became effective as of October 17, 2006. The severance agreements with each of Messrs. Browning, Dolan,

Kunkel and Smith became effective as of February 14, 2007. The committee has determined that these written agreements are beneficial to us because they contain restrictive covenants relating to the protection of our confidential information and covenants not to compete and not to solicit that continue for a period of two years following the end of the executive officer’s employment. Additionally, we believe that these agreements provide a level of long-term security to our named executive officers that enables them to focus their efforts on our long-term growth.

Mr. Folliard’s employment agreement is for an initial term of two years, with automatic extensions for additional one-year periods following the end of the initial term (or any subsequent renewal period), unless either CarMax or Mr. Folliard provides written notice of intent not to renew at least 90 days before the end of the then-current term. The severance agreements with the other named executive officers do not have a specified term of agreement.

Under the terms of the employment and severance agreements, the committee establishes and approves each named executive officer’s annual base salary, which cannot be less than the minimum base salary set forth in each agreement unless across-the-board reductions in salary are implemented for all of our senior officers. Additionally, the committee approves the performance measures and criteria that determine each named executive officer’s annual cash incentive award under the Bonus Plan. Each named executive officer is also eligible to participate in our Stock Incentive Plan and to participate in all other incentive, compensation, benefit and similar plans available to our other executive officers.

In the event that any named executive officer engages in conduct for which he could generally be terminated for cause, and such conduct directly results in the filing of a restatement of any financial statement previously filed with the SEC (or other governmental agency), the named executive officer shall repay and/or forfeit all compensation that was expressly conditioned upon the achievement of certain financial results and that would have resulted in a lesser amount being paid based upon the restated financial results.

Each employment and severance agreement provides for the termination of employment due to retirement, death or disability (as those terms are defined in the agreement). Each employment and severance agreement provides further for the termination of employment by us without “cause” and termination by the executive officer for “good reason” (as those terms are defined in the agreement). Termination under any of these circumstances will entitle the executive officer to receive certain payments and other benefits. These agreements also provide for payments and benefits following the termination of employment in these circumstances in connection with a change in control or sale of assets (as those terms are defined in the agreement). Detailed information with respect to these payments and benefits can be found under the heading, “Potential Payments Upon Termination or Change-in-Control” beginning on page 29. The executive officers are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause.

The committee believes that these severance benefits encourage the commitment and availability of key management employees and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change in control, key management employees will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the board may direct without fear of retribution if a change in control occurs. The severance benefits, however, may have the effect of discouraging takeovers and protecting our officers from removal, because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management.

Stock Ownership Guidelines

The committee has adopted stock ownership guidelines for our executive officers. The primary purpose of the guidelines is to strike a balance between the objectives of stock ownership and individual financial planning. The guidelines provide for minimum share ownership targets ranging from 40,000 shares for our senior vice presidents to 100,000 shares for our CEO. Executive officers must generally comply with the stock ownership guidelines within five years of becoming subject to the guidelines. All shares owned outright count in determining compliance with the share ownership requirements. The

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

stock ownership guidelines are available under the “Corporate Governance” link of our investor relations home page at investor.carmax.com.

All of the named executive officers are in compliance with our stock ownership guidelines. The following table provides the minimum share ownership target for each named executive officer and the number of shares held by each officer at February 28, 2007:

Name	Share Ownership Target	Number of Shares Owned
Thomas J. Folliard	100,000	428,140
Keith D. Browning	70,000	400,000
Michael K. Dolan	70,000	182,252
Joseph S. Kunkel	40,000	69,218
Richard M. Smith	40,000	187,804

Accounting and Tax Treatments

Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under the Bonus Plan and the Stock Incentive Plan qualifies for the exemption. The committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining the ability to attract and retain those executives necessary to assist us in reaching our goals and objectives.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The CarMax, Inc. Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon the review and discussions, recommended to the CarMax board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND PERSONNEL COMMITTEE

Hugh G. Robinson, Chairman

William S. Kellogg

Thomas G. Stemberg

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows, for fiscal 2007, the compensation paid to or earned by our current and former principal executive officers, our principal financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards (a) ($)	Non-Equity Incentive Plan Comp- ensation (b) ($)		Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings (c) ($)	All Other Comp- ensation (d) ($)	Total ($)
Thomas J. Folliard President and Chief Executive Officer	2007	645,602	1,062,316	1,050,000		113,624	80,271	2,951,813
Keith D. Browning Executive Vice President and Chief Financial Officer	2007	554,933	1,112,578	505,197		363,055	19,253	2,555,016
Michael K. Dolan Executive Vice President and Chief Administrative Officer	2007	499,511	1,232,183	477,131		150,050	72,798	2,431,673
Joseph S. Kunkel Senior Vice President, Marketing & Strategy	2007	493,274	667,450	299,376		65,821	42,349	1,568,270
Richard M. Smith Senior Vice President and Chief Information Officer	2007	229,585	177,856	180,000		62,714	10,875	661,030
Austin Ligon Former President and Chief Executive Officer	2007	408,894	6,275,886	375,411	(e)	958,254	90,312	8,108,757

(a)  Represents the amounts recognized for financial statement reporting purposes in fiscal 2007 for the fair value of stock options granted in fiscal 2007 and prior years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by each named executive officer. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 10(C) to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2007.

(b)  Represents the cash incentive awards earned under our Bonus Plan during fiscal 2007.

(c)  Represents the aggregate increase in the actuarial value of accumulated benefits under our Pension Plan and Benefit Restoration Plan accrued during fiscal 2007. The “Pension Benefits in Fiscal 2007” table and its accompanying narrative, on pages 28 and 29, contain additional details with respect to these amounts.

(d)  Further details are included in the “All Other Compensation” table on page 25.

(e)  Represents the pro-rata share of Mr. Ligon’s target annual bonus paid to him upon his retirement, in accordance with his employment agreement.

EXECUTIVE COMPENSATION CONTINUED

All Other Compensation

Name	Personal Use of Company Plane (a) ($)	Personal Use of Company Automobile (b) ($)	Automobile Allowance (c) ($)	Other(d) ($)		Total ($)
Thomas J. Folliard	57,394	5,564	8,996	8,317		80,271
Keith D. Browning	–	4,454	6,396	8,403		19,253
Michael K. Dolan	50,823	8,437	6,396	7,142		72,798
Joseph S. Kunkel	24,793	5,071	6,396	6,089		42,349
Richard M. Smith	–	7,324	–	3,551		10,875
Austin Ligon	10,914	–	5,702	73,696	(e)	90,312

(a)  The calculation of incremental cost for personal use of company plane includes the variable costs incurred as a result of personal flight activity. It excludes non-variable costs that would have been incurred regardless of whether there was any personal use of aircraft.

(b)  The value of the personal use of a company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.

(c)  The value of the automobile allowance for Mr. Folliard and Messrs. Browning, Dolan and Kunkel is $858/month and $533/month, respectively.

(d)  Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits, for the named executive officer including as applicable: (i) tax planning services, (ii) an annual executive physical exam, (iii) our contribution to the executive’s 401(k) account and (iv) certain travel related costs associated with the executives’ family members attending a company-sponsored function. Of these “other” benefits, Mr. Ligon only received the tax planning services.

(e)  We executed a post-employment consulting agreement with Mr. Ligon, effective August 22, 2006, under which we paid him $10,000 per month for up to twenty hours of consulting services for a two year period. The parties mutually agreed to terminate the consulting agreement as of February 28, 2007. We had paid Mr. Ligon $63,226 under the consulting agreement.

Grants of Plan-Based Awards in Fiscal 2007

The following table includes certain information with respect to grants of plan-based awards during fiscal 2007 to each of our named executive officers.

	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options (b) (#)		Exercise or Base Price of Option Awards (c) ($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Thres- hold ($)	Target ($)	Maximum ($)
Thomas J. Folliard			175,000	700,000	1,050,000
	4/24/06	5/1/06				130,000		17.20	17.20	926,250
	5/23/06	5/23/06				200,000	(d)	16.34	16.20	1,318,000
Keith D. Browning			84,200	336,798	505,197
	4/24/06	5/1/06				130,000		17.20	17.20	926,250
Michael K. Dolan			79,522	318,087	477,131
	4/24/06	5/1/06				100,000		17.20	17.20	712,500
Joseph S. Kunkel			49,896	199,584	299,376
	4/24/06	5/1/06				100,000		17.20	17.20	712,500
Richard M. Smith			30,000	120,000	180,000
	4/24/06	5/1/06				40,000		17.20	17.20	285,000
Austin Ligon (e)			196,875	787,500	1,181,250

(a)  Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2007 performance. The actual amount of incentive awards earned by each named executive officer in fiscal 2007 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of our Bonus Plan is included in the Compensation Discussion and Analysis beginning on page 18.

(b)  Each option grant vests in 25% increments annually over four years and expires on the seventh anniversary of the grant date. Limited stock appreciation rights (“SARs”) were granted in tandem with each of the option awards set forth above. The SARs may only be exercised in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

(c)  All fiscal 2007 stock options were issued with an exercise price equal to the weighted average price of our common stock on the date of the grant.

(d)  We awarded this additional grant to Mr. Folliard in consideration of his promotion to president and CEO.

(e)  We did not award any equity to Mr. Ligon in fiscal 2007 due to his pending retirement.

EXECUTIVE COMPENSATION CONTINUED

Outstanding Equity Awards at Fiscal 2007 Year End

The following table includes information with respect to outstanding options previously awarded to our named executive officers as of February 28, 2007.

	Option Awards (a)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date
Thomas J. Folliard	3/1/2002	100,000	–	13.42	3/1/09
	4/2/2003	112,500	37,500	7.14	4/2/13
	4/1/2004	60,000	60,000	14.80	4/1/14
	6/24/2005	30,000	90,000	13.19	6/24/15
	5/1/2006	–	130,000	17.20	5/1/13
	5/23/2006	–	200,000	16.34	5/23/13
Keith D. Browning	3/1/2001	120,000	–	2.44	3/1/08
	3/1/2002	100,000	–	13.42	3/1/09
	4/2/2003	112,500	37,500	7.14	4/2/13
	4/1/2004	60,000	60,000	14.80	4/1/14
	6/24/2005	30,000	90,000	13.19	6/24/15
	5/1/2006	–	130,000	17.20	5/1/13
Michael K. Dolan	3/1/2002	90,000	–	13.42	3/1/09
	4/2/2003	97,500	32,500	7.14	4/2/13
	4/1/2004	50,000	50,000	14.80	4/1/14
	6/24/2005	25,000	75,000	13.19	6/24/15
	5/1/2006	–	100,000	17.20	5/1/13
Joseph S. Kunkel	3/1/2001	140,000	–	2.44	3/1/08
	3/1/2002	90,000	–	13.42	3/1/09
	4/2/2003	97,500	32,500	7.14	4/2/13
	4/1/2004	50,000	50,000	14.80	4/1/14
	6/24/2005	25,000	75,000	13.19	6/24/15
	5/1/2006	–	100,000	17.20	5/1/13
Richard M. Smith	3/1/2002	14,000	–	13.42	3/1/09
	4/2/2003	15,000	5,000	7.14	4/2/13
	4/1/2004	8,000	8,000	14.80	4/1/14
	6/24/2005	10,000	30,000	13.19	6/24/15
	5/1/2006	–	40,000	17.20	5/1/13
Austin Ligon	3/1/2002	200,000	–	13.42	3/1/09
	4/2/2003	360,000	–	7.14	4/2/13
	12/23/2005	398,962	–	14.13	6/23/14

(a)  All option awards set forth in the table vest in 25% increments annually over a four-year period. Limited SARs were granted in tandem with each of the option awards granted on May 23, 2006; May 1, 2006; December 23, 2005; June 24, 2005; April 1, 2004; and April 2, 2003. The SARs may be exercised only in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option.

Option Exercises in Fiscal 2007

The following table includes information with respect to the options exercised by the named executive officers during fiscal 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Thomas J. Folliard	390,000	8,841,338
Keith D. Browning	150,000	3,244,313
Michael K. Dolan	250,000	6,591,500
Joseph S. Kunkel	99,000	1,827,010
Richard M. Smith	44,340	896,288
Austin Ligon	1,170,000	13,634,950

Pension Benefits in Fiscal 2007

The following table presents information with respect to the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and the Benefit Restoration Plan for fiscal 2007.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (a) ($)	Payments During Last Fiscal Year ($)
Thomas J. Folliard	Pension Plan	14	104,540	–
	Benefit Restoration Plan	14	354,981	–
Keith D. Browning	Pension Plan	25	384,764	–
	Benefit Restoration Plan	25	1,181,278	–
Michael K. Dolan	Pension Plan	10	189,619	–
	Benefit Restoration Plan	10	415,731	–
Joseph S. Kunkel	Pension Plan	8	77,456	–
	Benefit Restoration Plan	8	172,703	–
Richard M. Smith	Pension Plan	19	208,183	–
	Benefit Restoration Plan	19	29,052	–
Austin Ligon	Pension Plan	16	336,662	2,155
	Benefit Restoration Plan	16	2,256,002	14,437

(a)  Determined assuming retirement at age 65, except for Austin Ligon, where the present value is based on his age as of February 28, 2007, because he retired during fiscal 2007 and began receiving benefits as of February 1, 2007. The discount rate and mortality assumptions utilized in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions are set forth in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2007.

EXECUTIVE COMPENSATION CONTINUED

Pension Plan

This is a tax-qualified defined benefit plan generally available to all full-time associates after age 21 and upon completion of one year of service. Benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years, plus (2) 0.65% times the excess of highest average earnings over Social Security Covered Compensation. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions but are limited each year in accordance with IRS rules ($220,000 in 2006). Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination. All participants are vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

Benefit Restoration Plan

The purpose of this nonqualified plan is to provide an alternate means of paying benefits intended under the Pension Plan that are restricted by law due to IRS limitations. Benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to IRS limitations on amounts of includable earnings and maximum benefits. The maximum annual retirement benefit payable under this plan was $450,000 in 2006. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of credited service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

Early Retirement Benefits

As of February 28, 2007, Mr. Dolan is eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefits Restoration Plan because he is over age 55 and has at least ten years of service, and therefore has met the requirements for early retirement under our Pension Plan.

Extra Years of Credited Service

None of our named executive officers have been granted extra years of credited service under either the Pension Plan or the Benefit Restoration Plan.

Potential Payments Upon Termination or Change-in-Control

General

As discussed on pages 21 and 22, we have entered into employment or severance agreements with all of our named executive officers. Each agreement provides for payments and other benefits upon the occurrence of a termination event, such as retirement, death or disability and termination of employment by the company without cause and termination by the executive officer for good reason.

Each agreement also provides for payments and benefits following the termination of employment in connection with a change in control or sale of our assets. Each agreement defines a change in control as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of the board of directors following the transaction. The change in control provisions also cover the sale of all or substantially all of our assets.

In connection with any of the termination events, our payment obligation under each agreement is contingent upon the named executive officer satisfying the following obligations:

•	During his employment and for two years following his termination, the named executive officer must comply with the provisions of the covenant not to compete contained in the agreement.

•	During his employment and for the two years following his termination, the named executive officer may not solicit or induce our employees to leave us or hire any of our employees.

•	During his employment and at all times subsequent to his last day of his employment, the named executive officer must hold in strict confidence and safeguard any and all protected information, including information, data and trade secrets about us and our suppliers.

•	The named executive officer must execute an agreement and general release, under which the named executive officer releases us from any claims and returns our property.

•	The named executive officer must comply with Section 409A of the Internal Revenue Code of 1986, as amended.

The tables in this section and their accompanying footnotes:

•

Describe and quantify the estimated payments and benefits that would be provided to each named executive officer as a result of the occurrence of each specified termination event and the method and duration of the relevant payments and benefits (i.e., lump sum, monthly or annual payments).

•	Describe and explain how the payment and benefit levels are determined for each specified termination event.

•

Do not include amounts payable to each named executive officer under our Pension Plan and Benefit Restoration Plan, the details of which can be found in the section titled Pension Benefits in Fiscal 2007 on page 28. None of the termination events result in the enhancement of payments to be made under these plans.

In all instances, payments owed to the named executive officer would be made by us. For purposes of quantifying payments in the table below, we assumed that each termination event occurred on February 28, 2007, and we used a common stock value of $26.35 per share, which was the closing market price on that date.

Termination Due to Retirement, Death or Disability

Each agreement provides for the termination of employment due to retirement, death or disability. Each employment agreement also provides for these termination events in connection with a change in control or a sale of our assets. Each of these termination events is described below and the payments associated with each event are quantified in the table that follows:

•

Early Retirement. Termination due to early retirement occurs when a named executive officer voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan. The effective date of termination shall be the date set forth in a notice from the named executive officer to us, which shall be given at least 90 days prior to the effective date of termination.

•

Normal Retirement. Termination due to normal retirement occurs when a named executive officer voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan. The effective date of termination shall be the date set forth in a notice from the named executive officer to us, which shall be given at least 90 days prior to the effective date of termination.

•	Death. The effective date of termination is the date of death.

•

Disability. Termination due to disability occurs when we provide notice to the named executive officer that we have decided to terminate him because he has a physical or mental illness or injury that causes him:

•	To be considered “disabled” for the purpose of eligibility to receive income-replacement benefits in accordance with our long-term disability plan if he is a participant, or

•

If he does not participate in any such plan, to be unable to substantially perform the duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us (and reasonably acceptable to the named executive officer) has furnished to us a certification that the return of the named executive officer to his normal duties is impossible or improbable.

The effective date of termination shall be the date set forth in a notice from us to the named executive officer, which shall be given to the named executive officer at least 30 days prior to the effective date of termination.

•

Death, Disability or Retirement following a Change In Control. A “change in control death, disability or retirement” termination occurs when a termination event under the death, disability or retirement provisions explained above occurs during the two years following a change in control or a sale of our assets.

EXECUTIVE COMPENSATION CONTINUED

	Relevant Payments Triggered Upon the Occurrence of the Termination Event
Termination Event	Pro Rata Actual Bonus (a) ($)	Pro Rata Target Bonus (b) ($)		Equity Awards (c) ($)
Early and Normal Retirement
Thomas J. Folliard	1,050,000	–		5,790,438
Keith D. Browning	505,197	–		3,787,438
Michael K. Dolan	477,131	–		3,103,913
Joseph S. Kunkel	299,376	–		3,103,913
Richard M. Smith	180,000	–		949,385
Austin Ligon (d)	–	375,411	(e)	2,645,618	(f)
Death and Disability and Change in Control Death, Disability or Retirement
Thomas J. Folliard	–	700,000		5,790,438
Keith D. Browning	–	336,798		3,787,438
Michael K. Dolan	–	318,087		3,103,913
Joseph S. Kunkel	–	199,584		3,103,913
Richard M. Smith	–	120,000		949,385

(a)  The Pro Rata Actual Bonus is the pro rata share of the named executive officer’s annual bonus based on actual performance for the fiscal year in which the date of termination occurs. The Pro Rata Actual Bonus shall be paid to the named executive officer in a lump sum when annual bonuses are paid to our other senior officers for the relevant fiscal year, which is expected to occur in May 2007 for fiscal 2007. Because the termination event is assumed to occur on February 28, 2007, our fiscal year end, the Pro Rata Actual Bonus is equal to the named executive officer’s actual bonus for fiscal 2007.

(b)  The Pro Rata Target Bonus is the pro rata share of the named executive officer’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The Pro Rata Target Bonus shall be paid to the named executive officer in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2007, our fiscal year end, the Pro Rata Target Bonus is equal to the named executive officer’s Target Bonus amount.

(c)  Equity awards made to the named executive officer during the course of his employment shall, following certain termination events, vest and become exercisable in accordance with the terms and conditions of the Stock Incentive Plan and the individual award agreements for each award. For additional information regarding each named executive officer’s outstanding stock options, see the Outstanding Equity Awards at Fiscal 2007 Year End table on page 27. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by these termination events.

(d)  Payments to Mr. Ligon are only quantified in the Early and Normal Retirement section because his termination due to early retirement actually occurred during fiscal 2007.

(e)  Pursuant to the terms of Mr. Ligon’s employment agreement and upon his retirement, he was paid this pro rata share of his Target Bonus.

(f)  On August 22, 2006, the effective date of Mr. Ligon’s retirement, his unvested stock options immediately vested. For purposes of the amount shown above, we assumed that Mr. Ligon exercised these options on August 22, 2006, and that the price per share of our common stock at the time of exercise was $18.26, the closing market price on that date. Stock options that were subsequently exercised by Mr. Ligon during fiscal 2007 have not been included in this amount.

Termination With and Without Cause/With and Without Good Reason

Each employment and severance agreement provides for the termination of employment by us with and without cause and termination by the executive officer with good reason and without good reason. Each agreement also provides for these termination events in connection with a change in control or a sale of our assets. Each of these termination events is described below and the payments associated with each event are quantified in the table that follows:

•

Cause. Termination by us with cause occurs, and is effective, when we decide to terminate the named executive officer based upon our good faith determination that one of the “Cause” triggering events, as described below, has occurred. We will not owe any payments to a named executive officer as a result of the occurrence of a termination with cause.

•	The named executive officer has materially breached the agreement and the breach is not cured by the officer or waived by us.

•

In the performance of his duties, the named executive officer has committed an act of gross negligence or intentional misconduct or he has intentionally failed to perform his duties or comply with the directives of the board of directors.

•	The named executive officer has willfully and continuously failed to perform substantially his duties after written demand by us.

•	The named executive officer has willfully violated a material requirement of our code of conduct or breached his fiduciary duty to us.

•	The named executive officer has been convicted of a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety.

•	The named executive officer has engaged in illegal conduct, embezzlement or fraud with respect to our business.

•	The named executive officer has failed to disclose a conflict of interest of which he knew or should have known in connection with any transaction entered into on our behalf.

•

The named executive officer has failed to agree to certain modifications to his employment or severance agreement necessary to comply with applicable laws or to define further the restrictive covenants.

•

Without Cause. Termination by us without cause occurs when we terminate the named executive officer’s employment for any reason other than for cause, as described above, or for disability. If we determine not to renew Mr. Folliard’s employment agreement, it shall be deemed to be a termination by us without cause. The effective date of termination shall be the date of the notice from us to the named executive officer.

•

Good Reason. Termination by the named executive officer for good reason occurs when a named executive officer terminates his employment with us for the one of the following events, which we do not cure:

•	A reduction in the named executive officer’s base salary (which was not part of an across-the-board reduction) or target bonus rate.

•	A material reduction in the named executive officer’s duties or authority.

•	A required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office.

•	For Messrs. Folliard and Browning, a failure by the shareholders to elect or reelect them to our board of directors.

•

Our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the employment or severance agreement within 15 days after a merger, consolidation, sale or similar transaction.

The effective date of termination shall be the date set forth in a notice from the named executive officer to us, which notice shall be given to us at least 45 days prior to the effective date of termination.

•

Without Good Reason. Termination by the named executive officer without good reason occurs when the named executive officer terminates his employment for any reason other than good reason, as described above. The effective date of termination shall be the date set forth in a notice from the named

EXECUTIVE COMPENSATION CONTINUED

executive officer to us, which notice shall be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to a named executive officer as a result of the occurrence of a termination without good reason.

•

Cause following a Change In Control. A “change in control cause” termination occurs when we terminate the named executive officer’s employment for cause during the two years following a change in control of the company or a sale of our assets.

•

Without Cause following a Change In Control. A “change in control without cause” termination occurs when we terminate the named executive officer’s employment for any reason other than for cause or due to disability during the two years following a change in control or a sale of our assets.

•

Good Reason following a Change In Control. A “change in control good reason” termination occurs when a termination by the named executive officer for good reason occurs during the two years following a change in control or a sale of our assets.

•

Without Good Reason following a Change In Control. A “change in control without good reason” termination occurs when a termination by the named executive officer without good reason occurs during the two years following a change in control or a sale of our assets.

	Relevant Payments Triggered Upon the Occurrence of the Termination Event
Termination Event	Pro Rata Actual Bonus (a) ($)	Pro Rata Target Bonus (b) ($)	Target Bonus (c) ($)	Equity Awards (d) ($)	Severance Payment (e) ($)	Partial COBRA reimburse- ment (f) ($)	Out- placement Services (g) ($)	Change In Control Payment (h) ($)
Without Cause
Thomas J. Folliard	1,050,000	–	–	5,070,250	2,335,550	10,781	50,000	–
Keith D. Browning	505,197	–	–	3,067,250	2,058,210	10,781	25,000	–
Michael K. Dolan	477,131	–	–	2,479,750	1,614,688	7,181	25,000	–
Joseph S. Kunkel	299,376	–	–	2,479,750	1,552,318	10,781	25,000	–
Richard M. Smith	180,000	–	–	853,360	810,000	10,781	25,000	–
Good Reason
Thomas J. Folliard	–	–	700,000	5,070,250	2,335,550	10,781	50,000	–
Keith D. Browning	–	–	336,798	3,067,250	2,058,210	10,781	25,000	–
Michael K. Dolan	–	–	318,087	2,479,750	1,614,688	7,181	25,000	–
Joseph S. Kunkel	–	–	199,584	2,479,750	1,552,318	10,781	25,000	–
Richard M. Smith	–	–	120,000	853,360	810,000	10,781	25,000	–
Change in Control Cause, and Change in Control Without Good Reason
Thomas J. Folliard	–	–	–	5,070,250	–	–	–	–
Keith D. Browning	–	–	–	3,067,250	–	–	–	–
Michael K. Dolan	–	–	–	2,479,750	–	–	–	–
Joseph S. Kunkel	–	–	–	2,479,750	–	–	–	–
Richard M. Smith	–	–	–	853,360	–	–	–	–
Change in Control Without Cause, and Change in Control Good Reason
Thomas J. Folliard	–	700,000	–	5,070,250	–	10,781	50,000	5,232,500
Keith D. Browning	–	336,798	–	3,067,250	–	10,781	25,000	3,188,916
Michael K. Dolan	–	318,087	–	2,479,750	–	7,181	25,000	3,011,755
Joseph S. Kunkel	–	199,584	–	2,479,750	–	10,781	25,000	2,387,025
Richard M. Smith	–	120,000	–	853,360	–	10,781	25,000	1,435,200

(a)  The Pro Rata Actual Bonus is the pro rata share of the named executive officer’s annual bonus based on actual performance for the fiscal year in which the date of termination occurs. The Pro Rata Actual Bonus shall be paid to the named executive officer in a lump sum when annual bonuses are paid to other senior officers of the company for the relevant fiscal year, which, for fiscal 2007, is expected to occur in May 2007. Because the termination event is assumed to occur on February 28, 2007, our fiscal year end, the Pro Rata Actual Bonus is equal to the named executive officer’s actual bonus for fiscal 2007.

(b)  The Pro Rata Target Bonus is the pro rata share of the named executive officer’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The Pro Rata Target Bonus shall be paid to the named executive officer in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2007, our fiscal year end, the Pro Rata Target Bonus is equal to the named executive officer’s Target Bonus amount.

(c)  The Target Bonus is the named executive officer’s annual bonus at his target bonus rate. The Target Bonus shall be paid in a lump sum cash payment within ten days after the date of termination or as soon thereafter as may be practicable.

(d)  Equity awards made to the named executive officer during the course of his employment shall, following certain termination events, vest and become exercisable in accordance with the terms and conditions of the Stock Incentive Plan and the individual award agreements for each award. For additional information regarding each named executive officer’s outstanding stock options, see the Outstanding Equity Awards at Fiscal 2007 Year End table on page 27. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by these termination events. All unvested options immediately vest upon the occurrence of any change in control, regardless of the subsequent termination event; however, the 2003 option grant, of which one-quarter is currently unvested for each officer, will vest “as the Board deems appropriate” pursuant to the relevant grant agreement. For purposes of this column, we have assumed that this final one-quarter of the 2003 option grant has not vested upon a change in control.

(e)  The Severance Payment is equal to two times the sum of the named executive officer’s base salary and the amount of his last annual bonus as determined by the committee. The Severance Payment shall be paid in equal monthly installments over the 24-month period following the date of termination. At February 28, 2007, the last annual bonus as determined by the committee for each of Messrs. Folliard, Browning, Dolan, Kunkel and Smith was each officer’s fiscal 2006 bonus of $467,775; $467,775; $277,199; $277,199; and $105,000; respectively.

(f)  In the event that the named executive officer elects to continue coverage under our health, dental and/or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the named executive officer shall be responsible for remitting to us the appropriate COBRA premium to continue such coverage. We shall reimburse the named executive officer for a portion of the COBRA premium equal to the sum of the amount that we would have otherwise paid for such coverage if he had remained an active employee, and the COBRA administration fee. This partial COBRA reimbursement shall be paid in equal monthly installments for up to an 18-month period. For purposes of this column, we have assumed that each officer elected to continue his coverage for the full 18-month period.

(g)  Outplacement services shall be paid to the named executive officer in an amount not to exceed $50,000 for Mr. Folliard and $25,000 for Messrs. Browning, Dolan, Kunkel and Smith. The table assumes that the maximum outplacement benefit is paid to each named executive officer.

(h)  The change in control payment is equal to 2.99 times the named executive officer’s final compensation, which consists of the sum of the named executive officer’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the named executive officer for the two most recently completed fiscal years. At February 28, 2007, the higher annual bonus for each executive officer is his fiscal 2007 annual bonus. The change in control payment shall be paid to the named executive officer in a lump sum cash payment no later than 45 days after the date of termination.

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Non-employee director compensation includes both cash and equity components. Grants of stock and stock options to non-employee directors are made pursuant to the 2002 Non-Employee Directors Stock Incentive Plan, as amended and restated. Directors who are employees of CarMax receive no compensation for services as members of the board of directors or of any committee of the board.

Non-Employee Director Cash Compensation

In fiscal 2007, the annual cash retainer for non-employee directors was $50,000. Non-employee directors also received $1,500 for each compensable board or committee meeting attended. Our lead director and the chairmen of our standing committees also received additional annual fees as follows: lead director ($50,000), Audit Committee ($15,000), Compensation and Personnel Committee ($10,000) and Nominating and Governance Committee ($10,000). Additionally, the chairman of our Executive Search Committee received a $5,000 committee chairman fee. We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services to us and extend coverage to them under our health insurance policies. The directors may also participate in our vehicle discount purchase program that is available to all employees. During fiscal 2007, the board determined that it will no longer permit non-employee directors to use our plane for personal travel. Previously, non-employee directors had been permitted to use our plane for personal travel, but no non-employee directors had done so.

Non-Employee Director Equity Compensation

In June 2006, each non-employee director received CarMax common stock having a fair market value of approximately $30,000 on the grant date and stock options valued at approximately $50,000 on the grant date. The stock options were valued using the Black-Scholes pricing model.

Non-employee directors who are elected to the board at dates other than the annual meeting date generally receive the cash retainer, stock awards and option grants prorated for their period of service.

Non-Employee Director Compensation in Fiscal 2007

The following table provides each element of non-employee director compensation for fiscal 2007.

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards (c) ($)	All Other Compensation ($)		Total ($)
James F. Clingman, Jr.	74,000	29,997	56,001	–		159,998
Jeffrey E. Garten	71,000	29,997	53,041	–		154,038
W. Robert Grafton	95,000	29,997	53,041	–		178,038
Edgar H. Grubb (d)	–	–	–	–		–
William S. Kellogg	66,500	29,997	53,041	–		149,538
Hugh G. Robinson	75,000	29,997	53,041	–		158,038
Richard L. Sharp	63,500	29,997	53,041	137,934	(e)	284,472
Thomas G. Stemberg	68,000	29,997	56,312	–		154,309
Vivian M. Stephenson	48,000	29,997	11,499	–		89,496
Beth A. Stewart	77,000	29,997	53,041	–		160,038
William R. Tiefel	128,000	29,997	53,041	–		211,038

(a)  Represents the cash compensation earned in fiscal 2007 for board, committee, chairman and lead director service, as applicable.

(b)  Represents the amounts recognized for financial statement reporting purposes in fiscal 2007 for the fair value of stock awards granted in fiscal 2007 in accordance with SFAS 123R. In June 2006, we granted each non-employee director on the board at that time 1,720 shares of common stock, which had a grant date fair market value of $29,997.

(c)  Represents the amounts recognized for financial statement reporting purposes in fiscal 2007 for the fair value of stock options granted in fiscal 2007 and prior years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by each director. In June 2006, we granted each non-employee director on the board at that time 6,804 stock options, which had a grant date fair market value of $50,009. The assumptions used in determining the grant date fair values of the option awards are set forth in Note 10(C) to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2007.

(d)  We did not compensate Mr. Grubb in fiscal 2007 because he did not join our board until January 22, 2007, and the next regularly scheduled board meeting did not occur until April 2007.

(e)  Represents the value of administrative support services that we provided to Mr. Sharp during fiscal 2007.

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of February 28, 2007, by:

•	Our CEO and the other named executive officers, as disclosed in the “Summary Compensation Table” on page 24.

•	Each director and/or nominee for director.

•	All of our directors and executive officers as a group.

Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Option Shares that May Be Acquired Within 60 Days after February 28, 2007	Shares of CarMax Common Stock Beneficially Owned as of February 28, 2007 (a)		Percent of Class
Thomas J. Folliard**	370,000	898,140	(b)	*
Keith D. Browning**	490,000	890,000		*
Michael K. Dolan	320,000	502,252		*
Joseph S. Kunkel	460,000	533,218	(c)	*
Richard M. Smith	56,000	243,804		*
Austin Ligon***	958,962	4,081,286	(d)	1.9%

Directors/Director Nominees
James F. Clingman, Jr.	13,087	17,131		*
Jeffrey E. Garten	25,091	30,627		*
W. Robert Grafton	13,621	23,733		*
Edgar H. Grubb	–	–		*
William S. Kellogg	13,621	130,933	(e)	*
Hugh G. Robinson	10,951	15,787		*
Richard L. Sharp	25,091	420,985		*
Thomas G. Stemberg	10,227	22,221		*
Vivian M. Stephenson	–	1,720		*
Beth A. Stewart	25,091	324,475	(f)	*
William R. Tiefel	25,091	60,627		*

All directors and executive officers as a group (17 persons)	2,816,833	8,196,939		3.8%

*  Represents beneficial ownership of less than one percent of the 216,028,166 shares of CarMax common stock outstanding on February 28, 2007.

**  Messrs. Folliard and Browning are also directors of the company.

***  Mr. Ligon is a former director of the company.

(a)  Includes shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after February 28, 2007.

(b)  Includes 100,000 shares of CarMax common stock held by Mr. Folliard’s wife. Mr. Folliard disclaims beneficial ownership of these shares.

(c)  Includes 4,000 shares of CarMax common stock held by Mr. Kunkel’s private foundation. Mr. Kunkel disclaims beneficial ownership of these shares.

(d)  Includes 115,980 shares of CarMax common stock held by Mr. Ligon’s children, 209,416 shares of CarMax common stock held by Mr. Ligon’s wife and 118,000 shares of CarMax common stock held by Mr. Ligon’s private foundation. Mr. Ligon disclaims beneficial ownership of all of these shares.

(e)  Includes 21,200 shares of CarMax common stock held in trust for Mr. Kellogg’s children and 20,000 shares of CarMax common stock held by Mr. Kellogg’s irrevocable trust. Mr. Kellogg disclaims beneficial ownership of all of these shares.

(f)  Includes 159,416 shares of CarMax common stock held by Trewstar, LLC. Ms. Stewart, her husband and children own 100% of Trewstar, LLC and Ms. Stewart and her husband share voting and dispositive power with respect to these shares. Also includes 128,248 shares of CarMax common stock held by Ms. Stewart’s husband. Ms. Stewart disclaims beneficial ownership of all of these shares.

CARMAX SHARE OWNERSHIP CONTINUED

Share Ownership of Certain Beneficial Owners

The following table includes, as of February 28, 2007, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned		Percent of Class
Stephen F. Mandel, Jr. Lone Pine Capital LLC Lone Pine Members LLC Lone Pine Associates LLC Two Greenwich Plaza Greenwich, CT 06830	13,586,134	(a)	6.3	% (a)

(a)  Information concerning the CarMax common stock beneficially owned as of December 31, 2006, was obtained from a Schedule 13G/A filed February 14, 2007. According to the Schedule 13G/A, Stephen F. Mandel, Jr. shares the power to vote and dispose of 13,586,134 shares of CarMax common stock through his role as the Managing Member of each of Lone Pine Capital LLC, Lone Pine Members LLC and Lone Pine Associates LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Our officers, directors, and persons who beneficially own more than 10% of our common stock are required to report their CarMax common stock transactions to the SEC on Forms 3, 4 and 5 and provide copies of these forms to us. Regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file these reports on a timely basis. As a matter of practice, our employees assist our executive officers and directors in preparing and filing these forms. Based solely on a review of the information we received or written representations that no other reports were required, we believe that all officers, directors and beneficial owners of more than 10% of our common stock complied with the applicable filing requirements during fiscal 2007.

Equity Compensation Plan Information

The following table provides information as of February 28, 2007, with respect to our equity-based compensation plans, specifically, our Stock Incentive Plan, Non-Employee Directors Stock Incentive Plan and ESPP, under which shares of our common stock were authorized for issuance.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	13,774,842	$12.39	12,384,259	(a)(b)
Equity compensation plans not approved by security holders	–	–	–

Total	13,774,842		12,384,259

(a)  The remaining common stock available for future issuance under the Stock Incentive Plan and Non-Employee Directors Stock Incentive Plan may be issued as options, restricted stock or SARs. There are no outstanding options, warrants, or rights under the ESPP.

(b)  The ESPP authorizes the issuance of 4,000,000 shares of common stock. As of February 28, 2007, 1,732,857 shares have been purchased on the open market and 2,267,143 shares remain available for issuance. Under the ESPP, full- and certain part-time associates who have been employed for one year can participate. Executive officers may not participate in the ESPP. A participating employee may authorize payroll deductions of 2% to 10% of compensation, up to an annual maximum of $7,500. Each month, the payroll deductions are used to purchase CarMax common stock. Shares may either be purchased on the open market or previously unissued shares may be purchased from the company. For shares purchased on the open market, the purchase price is the average cost of all shares purchased for a particular month. For shares purchased from the company, the purchase price is the closing price on the NYSE on the last business day of the month. To encourage participation in the ESPP, we match 15% of the employee’s contribution. An eligible employee may change, cease, or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP.

CARMAX SHARE OWNERSHIP CONTINUED

Ten-Year History of Options

The following table provides a historical perspective on the option activity under our stock incentive plans. Prior to our separation from Circuit City Stores, Inc. in October 2002, the options in the table were originally granted in Circuit City Stores, Inc.—CarMax Group common stock. These options were replaced by grants under our plans at the separation date. The purpose of providing this information is to inform CarMax shareholders of the manner in which Circuit City’s compensation committee granted the predecessor options and the distribution of the currently outstanding options among our senior executives, other employees and non-employee directors. Our Compensation and Personnel Committee will make future grants based on its compensation philosophy, and the historical information should not be relied on as indicative of future actions. See the Compensation Discussion and Analysis beginning on page 15.

	FY 2007		FY 2006		FY 2005		FY 2004		FY 2003
(Shares and options in thousands)	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price
Outstanding at beginning of year	17,538	$10.28	14,184	$8.73	11,352	$6.12	8,690	$5.13	7,262	$2.41
Granted	1,905	$17.14	5,280	$13.27	4,252	$14.74	4,308	$7.30	2,268	$13.11
Exercised	(5,281)	$7.01	(1,302)	$4.57	(1,044)	$4.20	(1,386)	$3.27	(570)	$2.53
Cancelled	(387)	$13.18	(624)	$12.19	(376)	$10.75	(260)	$7.44	(270)	$4.52
Outstanding options at end of year	13,775	$12.39	17,538	$10.28	14,184	$8.73	11,352	$6.12	8,690	$5.13
Options exercisable at end of year	6,301	$10.60	7,254	$7.00	5,386	$4.97	3,678	$4.01	2,880	$3.04
Shares outstanding or deemed outstanding	216,028		209,910		208,606		207,556		206,166
Total options granted	1,905		5,280		4,252		4,308		2,268
Total options granted as a percentage of total shares outstanding	0.9%		2.5%		2.0%		2.1%		1.1%
Total options granted to the named executive officers	700		1,078		680		920		580
Total options granted to the named executive officers as a percentage of total options granted	36.7%		20.4%		16.0%		21.4%		25.6%
Total options outstanding as a percentage of total shares outstanding	6.4%		8.4%		6.8%		5.5%		4.2%
Total options outstanding granted to the named executive officers	3,829		5,098		4,280		3,730		2,890
Total options outstanding granted to the named executive officers as a percentage of total options outstanding	27.8%		29.1%		30.2%		32.9%		33.3%

*  The number of shares outstanding has been calculated by adding the actual number of shares of CarMax Group common stock outstanding plus the number of shares that would have been outstanding if Circuit City’s retained interest in the CarMax Group had been represented as actual shares outstanding.

FY 2002		FY 2001		FY 2000		FY 1999		FY 1998
Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price
8,214	$1.58	6,648	$1.94	8,760	$0.89	9,644	$0.75	9,538	$0.26
3,318	$2.47	2,562	$0.85	2,264	$2.95	410	$4.32	826	$6.52
(3,882)	$0.66	(112)	$0.11	(4,054)	$0.11	(1,086)	$0.11	(546)	$0.11
(388)	$2.98	(884)	$2.34	(322)	$3.47	(208)	$5.27	(174)	$3.18
7,262	$2.41	8,214	$1.58	6,648	$1.94	8,760	$0.89	9,644	$0.75
1,642	$3.43	3,886	$1.47	2,406	$1.27	3,132	$0.48	1,524	$0.19
205,548 *		202,158 *		202,108 *		197,112 *		195,288 *
3,318		2,562		2,264		410		826
1.6%		1.3%		1.1%		0.2%		0.4%
980		370		590		–		130
29.5%		14.4%		26.1%		–		15.7%
3.5%		4.1%		3.3%		4.4%		4.9%
2,310		2,690		2,320		4,506		4,870
31.8%		32.7%		34.9%		51.4%		50.5%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the company and our directors, executive officers and persons known by us to own 5% or more of our common stock (or any of their immediate family members) are participants to determine whether these persons have a direct or indirect material interest in the relationship or transaction. We have various procedures in place to identify potential related person transactions. Our board of directors works with management and our legal department in reviewing and considering any related person transactions or relationships and determining whether the company or a related person has a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our proxy statement.

To ensure adequate review and proper disclosure of related person transactions, our board of directors recently adopted a written policy that requires our Audit Committee to review and, if appropriate in accordance with the policy, approve in advance or ratify any related person transaction that is required to be disclosed pursuant to applicable SEC rules. In reviewing related person transactions, the Audit Committee will consider:

•	The related person’s relationship to us.

•	The facts and circumstances of the proposed transaction.

•	The aggregate dollar amount involved in the transaction or, in the case of indebtedness, information regarding the principal amount of the debt, interest rate, repayment and other material terms.

•

The related person’s interest in the transaction, including his or her position or relationship with, or ownership in, a firm, corporation or other entity that is a party to, or has an interest in, the transaction.

•	The benefits to us of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

•	Any other information regarding the transaction or the related person that is material to the Audit Committee’s determination.

The Audit Committee will approve or ratify a related person transaction only if it determines that, based on the facts and circumstances known to the committee at the time of approval, (i) the transaction serves our shareholders’ and our best interests or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction.

We do not have any related person transactions to report for fiscal 2007.

AUDIT COMMITTEE REPORT AND AUDITOR INFORMATION

Audit Committee Report

The committee operates under a written charter adopted by the board. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The committee reviews and discusses the following with management and our independent registered public accounting firm, KPMG:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.

•	The company’s disclosure controls and procedures, including internal control over financial reporting.

•	The independence of our registered public accounting firm.

•

Management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The committee routinely meets with the internal auditors and our independent registered public accounting firm, with and without management present.

The committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The committee relies without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, the committee’s oversight does not provide an independent basis to determine that the company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles or that the audit of the company’s consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board.

Management has the primary responsibility for the preparation of the company’s fiscal 2007 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the committee that the company’s fiscal 2007 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent auditors’ judgment about the company’s accounting controls and the quality of the company’s accounting practices.

The committee has received from the independent auditors written disclosures and a letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors and considered the issue of their independence from the company, including whether their performance of non-audit services is compatible with maintaining their independence.

Relying on these reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007, for filing with the SEC.

AUDIT COMMITTEE

W. Robert Grafton, Chairman

James F. Clingman, Jr.

Edgar H. Grubb

Beth A. Stewart

AUDIT COMMITTEE REPORT AND AUDITOR INFORMATION CONTINUED

Auditor Information

Auditors Fees

The following table sets forth fees billed or expected to be billed by KPMG for fiscal 2007 and 2006.

Type of Fee	Years Ended February 28
	2007	2006
Audit fees	$937,000	$887,000
Audit-related fees	262,300	224,000
Tax fees	55,400	95,000
All other fees	–	–

	$1,254,700	$1,206,000

Audit fees are for the audit of the company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), quarterly reviews of unaudited consolidated financial statements, and services in connection with SEC registration statements.

Audit-related fees are for attestation services related to our asset securitizations and audits of the financial statements of our benefit plans.

Tax fees are for tax compliance services and related costs.

All other fees are for any other services provided.

Pre-Approved Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. All such services provided, as described previously, were pre-approved by the committee. The committee concluded that the services provided by KPMG that were not related to the annual audit and quarterly reviews of our consolidated financial statements were compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions.

PROPOSAL TWO	—	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected KPMG as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for fiscal 2008. KPMG served as our independent registered public accounting firm for fiscal 2007. KPMG representatives are expected to attend the 2007 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions. We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

The board of directors recommends that the shareholders vote FOR Proposal Two.

PROPOSAL THREE	—	APPROVAL OF THE CARMAX, INC. ANNUAL PERFORMANCE-BASED BONUS PLAN, AS AMENDED AND RESTATED

General

Our board of directors has unanimously adopted and recommends that the shareholders approve the CarMax, Inc. Annual Performance-Based Bonus Plan, as amended and restated (the “Bonus Plan”). The Bonus Plan is designed to motivate and reward our executive officers who are in a position to contribute materially to our success. The Bonus Plan is submitted to you in order to approve certain amendments to the performance criteria as defined in the Bonus Plan and to preserve CarMax’s federal income tax deduction under Section 162(m) of the Internal Revenue Code for performance awards made under the Bonus Plan.

If approved by shareholders, the Bonus Plan amendments will provide greater flexibility to our Compensation and Personnel Committee in selecting the relevant performance criteria used to evaluate and compensate Bonus Plan participants. The proposed amendments to the performance criteria are described in greater detail below under the heading “Operation of the Bonus Plan.”

The Bonus Plan is also being submitted for your approval because Section 162(m) of the Internal Revenue Code generally does not allow public companies to obtain tax deductions related to compensation greater than $1 million paid in any year to any of their five most highly paid executive officers. This deduction limit does not apply to performance-based compensation satisfying the requirements of Section 162(m). The requirements of Section 162(m) include shareholder approval every five years of the material terms of the performance goals under which the compensation is paid. Consequently, if the Bonus Plan is not approved by CarMax’s shareholders at this year’s annual meeting, cash performance awards paid to our executive officers may not be deductible to the extent that, either alone or in combination with other compensation that is subject to Section 162(m), they exceed the $1 million limitation.

The following is a summary of the principal features of the Bonus Plan, with the proposed amendments, and this summary is qualified in its entirety by reference to the complete text of the Bonus Plan, which is attached to this proxy statement as Appendix A. If approved by shareholders, the Bonus Plan, as set forth in Appendix A will be effective as of June 26, 2007, and will apply to bonuses paid for our fiscal year ending February 29, 2008.

Purpose

The Bonus Plan is a performance-based incentive bonus plan under which our executive officers are eligible to receive bonus payments when certain performance objectives are satisfied. The Bonus Plan is intended to provide an incentive for superior work, to motivate covered executives toward even higher achievement, to align their goals and interests with those of our shareholders, and to enable us to attract and retain a highly qualified management team.

Administration

The Bonus Plan will be administered by the committee. The committee is composed of not less than two directors, each of whom is intended to be an “outside director” within the meaning of Section 162(m).

Eligibility

All executive officers of CarMax are eligible to participate in the Bonus Plan. The committee selects which executive officers will participate each plan year and the terms and conditions of annual awards to participants. As of February 28, 2007, there were five employees selected to participate in the Bonus Plan.

Operation of the Bonus Plan

For each plan year, the committee selects the objective performance criteria to be used for that plan year. The framework of the previously adopted Bonus Plan permitted the committee to develop performance goals using one or both of the following measurements: pretax earnings or earnings per share. To increase the committee’s flexibility in setting performance goals, the board adopted the amended and restated Bonus Plan, subject to shareholder approval, to provide for the following expanded list of performance criteria: pretax income; net income; basic or diluted earnings per share; net revenues; market share; gross profit; profit margin; cash flow; expense ratios; return on assets; return on invested capital; return on equity; stock price; market capitalization; and total shareholder return; each as determined in accordance with U.S. generally accepted accounting principles, where applicable. The board has determined that this revised set of performance criteria will help the committee to better tailor the Bonus Plan to compensate and evaluate plan participants on the overall long-term success of CarMax.

Any or all performance criteria may be used for a plan year. The committee will also determine the appropriate weight to be given to any applicable performance criteria for a plan year. For each performance criteria, the committee will establish one or more objective performance goals for us and/or our subsidiaries and for individuals at the beginning of each fiscal year. During that plan year, the committee may increase, but not decrease, a performance goal. For attainment of each level of a performance goal, the committee will establish a performance adjustment percentage that is applied to each participant’s target bonus for that plan year. A participant’s target bonus represents the bonus payable to that participant if there is a 100 percent performance adjustment for each performance criteria, that is, if we achieve the predefined performance goals, a participant will be awarded his target bonus. The performance adjustment percentage may be between zero percent and 200 percent of the target bonus.

The performance criteria, performance goals, target bonuses and performance adjustments percentages may vary among participants for a plan year and from year to year. After the end of a plan year, the committee will certify in writing the level of performance goal that was attained for the prior plan year. A participant’s performance award will be obtained by multiplying the performance adjustment for the attained performance goal by the participant’s target bonus. The maximum performance award for a participant for a plan year is the lesser of 200 percent of the participant’s base salary for the plan year or $2 million. The maximum award remains unchanged under the proposed Bonus Plan. Performance awards are payable in cash after the committee certifies the achievement of the performance goal(s). The payments will be made as soon as practicable following determination of the award, unless the committee allows a participant to defer the payment of bonus amounts.

Amendments; Termination; Duration

Our board of directors may amend or terminate the Bonus Plan in its discretion, provided that shareholder approval is required if there is: (i) a change in the performance criteria pursuant to which the performance goals under the Bonus Plan are set; (ii) a material increase in the maximum potential benefits under the Bonus Plan or (iii) otherwise a requirement under Section 162(m). No amendment or termination may impair the rights of a participant with respect to awards granted prior to the amendment or termination without the consent of the participant.

If approved by the shareholders, the Bonus Plan shall be effective for our fiscal year ending February 29, 2008, and each of our next four succeeding fiscal years, unless sooner terminated by the board of directors.

PROPOSAL THREE	—	APPROVAL OF THE CARMAX, INC. ANNUAL PERFORMANCE-BASED BONUS PLAN, AS AMENDED AND RESTATED CONTINUED

Fiscal 2007 Payments

The table below shows performance awards that were earned pursuant to the Bonus Plan based on performance for the fiscal year ended February 28, 2007. Amounts payable for fiscal 2008 cannot be determined because they will depend on the performance of the company and our subsidiaries and on the individual executives’ performance during fiscal 2008.

Name	Value ($)
Thomas J. Folliard	1,050,000

Keith D. Browning	505,197

Michael K. Dolan	477,131

Joseph S. Kunkel	299,376

Richard M. Smith	180,000

Austin Ligon	375,411	(a)

(a)  Pursuant to the terms of Mr. Ligon’s employment agreement and upon his retirement, he was paid a pro rata share of his target annual bonus.

Vote Required and Board Recommendation

In order to be adopted, the approval of the Bonus Plan must be approved by the affirmative vote of a majority of the votes cast. Under applicable NYSE listing standards, the total votes cast on the proposal must also represent more than 50% of all shares of common stock entitled to vote on the proposal. Shareholders may direct that their votes be cast for or against the proposal, or shareholders may abstain from this proposal. Abstentions will have the same effect as votes cast against the proposal under applicable NYSE listing standards. Shares held in street name that are not voted on this proposal are not considered votes cast.

The board of directors recommends that the shareholders vote FOR Proposal Three.

APPENDIX A	—	CARMAX, INC. ANNUAL PERFORMANCE-BASED BONUS PLAN (AS AMENDED AND RESTATED JUNE 26, 2007)

1. Purpose. The purpose of the CarMax, Inc. Annual Performance-Based Bonus Plan (the “Plan”) is to provide an annual performance based incentive for executive officers who are in a position to contribute materially to the success of the Company and its Subsidiaries.

2. Definitions.

(a)	“Award” means an award made pursuant to the Plan.

(b)	“Award Schedule” means a schedule established by the Committee setting forth the terms and conditions applicable to an Award.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change of Control” means the occurrence of either of the following events: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of Company securities having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board or of the board of directors of any successor to the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Code Section 162(m) Award” means an Award intended to satisfy the requirements of Code Section 162(m) and designated as such in an Award Schedule.

(g)	“Committee” means the committee appointed by the Board as described under Section 5.

(h)	“Company” means CarMax, Inc., a Virginia corporation.

(i)	“Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

(j)	“Executive Employee” means all executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired).

(k)	“Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code Section 424(e).

(l)	“Participant” means an Executive Employee selected from time to time by the Committee to participate in the Plan.

(m)	“Performance Adjustment” means the percentage(s), as set forth in an award schedule, that will, when multiplied by a Participant’s Target Bonus, determine the amount of a Participant’s Award.

(n)	“Performance Criteria” means the criteria selected by the Committee to measure performance of the Company and/or its Subsidiaries for a Plan Year from among one or more of the following: pre-tax income; net income; basic or diluted earnings per share; net revenues; market share; gross profit; profit margin; cash flow; expense ratios; return on assets; return on invested capital; return on equity; stock price; market capitalization; and total shareholder return; each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if set forth in an Award Schedule, adjusted to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting principles.

(o)	“Performance Goal” means one or more levels of performance as to each Performance Criteria, as established by the Committee, that will result in the Performance Adjustment that is established by the Committee for each such level of performance.

APPENDIX A	—	CARMAX, INC. ANNUAL PERFORMANCE-BASED BONUS PLAN (AS AMENDED AND RESTATED JUNE 26, 2007) CONTINUED

(p)	“Plan Year” means the fiscal year of the Company.

(q)	“Retirement” means, with respect to a Participant, the earliest date on which the Participant is eligible to retire under any qualified Code Section 401(a) plan of the Company, or, if there is no such plan, age 65.

(r)	“Subsidiary” means any business entity (including, but not limited to, a corporation, partnership or limited liability company) of which a company directly or indirectly owns one hundred percent (100%) of the voting interests of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If a company owns less than one hundred percent (100%) of the voting interests of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered.

(s)	“Target Bonus” means the bonus payable to a Participant if there is a 100-percent Performance Adjustment for each Performance Criteria.

3. Eligibility. All present and future Executive Employees shall be eligible to receive Awards under the Plan. The Committee shall have the power and complete discretion to select eligible Executive Employees to receive Awards and to determine for each Participant the terms and conditions and the amount of each Award.

4. Awards.

(a)	Awards shall be established by an Award Schedule setting forth the Performance Goals for each Performance Criteria, the maximum bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. The Target Bonus for each Executive Employee may be set forth either in the Award Schedule or a separate written agreement between such Executive Employee and the Company or a Subsidiary of the Company. Anything else in this Plan to the contrary notwithstanding, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall be the lesser of 200 percent of the Participant’s base salary or $2,000,000.

(b)	The Committee shall establish the Performance Goals for each Plan Year. The Committee shall also determine the extent to which each Performance Criteria shall be weighted in determining Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Award to Award and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

(c)	The Committee shall establish for each Award the percentage of the Target Bonus for such Participant payable at specified levels of performance, based on the Performance Goal for each Performance Criteria and the weighting established for such criteria. The Award payable to any Participant may range from zero (0) to two hundred percent of the Participant’s Target Bonus, depending upon whether, or the extent to which, the Performance Goals have been achieved. All such determinations regarding the achievement of any Performance Goals will be made by the Committee; provided, however, that the Committee may not increase during a Plan Year the amount of the Award that would otherwise be payable upon achievement of the Performance Goal or Goals.

(d)	The actual Award for a Participant will be calculated by multiplying the Participant’s Target Bonus by the Performance Adjustments in accordance with the Award. All calculations of actual Awards shall be made by the Committee.

(e)	Awards will be paid, in a lump sum cash payment, as soon as practicable after the close of the Plan Year for which they are earned; provided, however, that no Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Goals have been met. Notwithstanding the foregoing provisions of this Section 4(e), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to such terms and conditions as the Committee may determine.

(f)	Whenever payments under the Plan are to be made, the Company and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(g)	Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

5. Administration. The Plan shall be administered by a Committee, which shall be appointed by the Board, consisting of not less than two members of the Board. Subject to paragraph (d) below, the Committee shall be the Compensation and Personnel Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)	The Committee shall have the power and complete discretion to determine (i) which Executive Employees shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) the terms and conditions applicable to Awards, and (v) any additional requirements relating to Awards that the Committee deems appropriate.

(b)	The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)	A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)	All members of the Committee must be “outside directors” as described in Code Section 162(m).

(e)	The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

(f)	As to any Code Section 162(m) Awards, it is the intent of the Company that this Plan and any Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, the applicable requirements of Code Section 162(m). If any provision of this Plan or if any Code Section 162(m) Award would otherwise conflict with the intent expressed in this Section 5(f), that provision to the extent possible shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.

(g)	The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations and to establish non-uniform and selective Performance Criteria, Performance Goals, the weightings thereof, and Target Bonuses.

6. Change of Control. In the event of a Change of Control of the Company, in addition to any action required or authorized by the terms of an Award Schedule, the Committee may, in its sole discretion, take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants: (a) accelerate time periods for purposes of vesting in, or receiving any payment with regard to, any outstanding Award, or (b) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control. Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.

7. Nontransferability of Awards. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

APPENDIX A	—	CARMAX, INC. ANNUAL PERFORMANCE-BASED BONUS PLAN (AS AMENDED AND RESTATED JUNE 26, 2007) CONTINUED

8. Termination, Modification, Change. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that changes the Performance Criteria, or materially increases the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to cause Awards to meet the requirements of Code Section 162(m), and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him.

9. Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award Schedule will require the Company or its Subsidiaries, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or its Subsidiaries maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company and its Subsidiaries, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.

10. Liability of Company. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Schedule. Neither the Company nor a Subsidiary, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Executive Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Executive Employee or to eligible Executive Employees generally. Nothing contained in this Plan or in any Award Schedule (or in any other documents related to this Plan or to any Award or Award Schedule) shall confer upon any Executive Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits.

11. Interpretation. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof. The Plan, the Award Schedules and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

12. Effective Date of the Plan. This amended and restated Plan shall be effective only upon the approval by the shareholders of the Company and shall be effective for the Company’s fiscal year ending February 29, 2008 and each of the next four succeeding fiscal years of the Company unless sooner terminated by the Board in accordance with Section 8. For the fifth succeeding fiscal year, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Board, and the Committee shall make the determinations required by Section 4 for such year, but the Plan shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during such fifth year and payment of all Awards under the Plan for such fiscal year and any future periods shall be contingent upon such approval. Notwithstanding the foregoing, the Plan may be submitted for re-approval by the shareholders at an earlier date.

CARMAX, INC.

By:
Keith D. Browning
Executive Vice President and
Chief Financial Officer

Fiscal Year 2007 Form 10-K

You may request, without charge, a copy of CarMax’s Annual Report filed with the SEC for fiscal year 2007 on Form 10-K, excluding exhibits, by:

1.	writing to

Investor Relations

CarMax, Inc.

12800 Tuckahoe Creek Parkway

Richmond, Virginia 23238

2.	sending us an email at

investor_relations@carmax.com

3.	calling us at

(804) 747-0422, extension 4489

OR

4.	Viewing our Form 10-K on our website at www.carmax.com.

VOTE YOUR PROXY

By Internet	By Telephone	By Mail

CARMAX, INC. 12800 Tuckahoe Creek Parkway Richmond, Virginia 23238 (804) 747-0422 www.carmax.com

CarMax, Inc.

PROXY

CarMax, Inc.

Annual Meeting of Shareholders — June 26, 2007 Proxy Solicited on Behalf of the Board of Directors

The shareholder named on the reverse side, having received the accompanying Proxy Statement of CarMax, Inc., hereby appoints Keith D. Browning and Kim D. Orcutt (the “Named Proxies”), or either of them, as proxies for the undersigned, each with full power of substitution, to vote in accordance with the instructions set forth in this proxy all shares of CarMax, Inc. common stock that the named shareholder is entitled to vote at the CarMax, Inc. Annual Meeting of Shareholders to be held on June 26, 2007, at 8:30 a.m. Eastern Daylight Time in Richmond, Virginia, and any postponements and adjournments that may take place. The Named Proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof. IF YOU SIGN AND RETURN YOUR PROXY CARD, BUT DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, THE NAMED PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WITH RESPECT TO ITEMS 1, 2, AND 3.

If you are a participant in the CarMax, Inc. Employee Stock Purchase Plan (“the plan”), this proxy will serve as voting instructions to Computershare Shareholder Services, Inc. (“Computershare”), the plan service provider, for the shares held on your behalf. Computershare will vote shares held in the plan in accordance with any instructions received. IF YOU SIGN AND RETURN YOUR PROXY CARD, BUT DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, COMPUTERSHARE MAY VOTE YOUR SHARES IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WITH RESPECT TO ITEMS 1, 2, AND 3.

IMPORTANT — This proxy should be completed, signed, and dated on the reverse side.

See reverse for voting instructions.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 26, 2007

8:30 a.m. Eastern Daylight Time

The Richmond Marriott West Hotel, 4240 Dominion Boulevard, Glen Allen, Virginia 23060

There are three ways to vote your proxy.

COMPANY #

Your telephone or Internet vote authorizes the Named Proxies or Computershare, as applicable, to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 25, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions that the voice prompt provides.

VOTE BY INTERNET — http://www.eproxy.com/kmx/ — QUICK *** EASY *** IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on June 25, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to CarMax, Inc., c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote “FOR” All Nominees.

1. Election of directors for terms stated in Proxy Statement:

01 Thomas J. Folliard 02 Edgar H. Grubb 03 Keith D. Browning

04 James F. Clingman, Jr. 05 Hugh G. Robinson 06 Thomas G. Stemberg

Vote FOR all nominees (except as indicated below)

Vote WITHHELD from all nominees

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) beside the name(s) of the nominee(s) in the box provided to the right.

The Board of Directors Recommends a Vote “FOR” the Ratification and “FOR” the Bonus Plan.

2. Ratification of the selection of KPMG LLP as Independent Registered Public Accounting Firm.

3. Approval of the CarMax, Inc. Annual Performance-Based Bonus Plan, as amended and restated.

4. In their discretion, the Named Proxies are authorized to vote upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

For Against Abstain

For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, MAY BE VOTED FOR ALL NOMINEES, FOR THE RATIFICATION, AND FOR THE BONUS PLAN.

Address Change? Mark Box Indicate changes below:

Date: 2007

Signature(s) in Box

NOTE: Please sign exactly as your name(s) appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.